SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant:  ☒                              Filed by a Party other than the Registrant:  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Lindsay Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) will be held:

Where:

As a Virtual Meeting at www.virtualshareholder
meeting.com/LNN2023

When:

Tuesday, January 10, 2023, at 8:30 a.m., Central
Standard Time

ITEMS OF BUSINESS

1  Elect three (3) directors for terms ending at the Fiscal 2026 Annual Meeting of Stockholders.

2  Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2023.

3  Take a non-binding vote on a resolution to approve the compensation of the Company’s most highly paid executive officers.

4  Take a non-binding vote on whether a stockholder vote to approve the compensation of the Company’s executive officers should be taken every year, every second year or every third year.

5  Transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

By Internet By Telephone By Proxy Card

A Proxy Statement setting forth important information with respect to each of the matters being submitted to the stockholders is enclosed with this Notice of Annual Meeting.

To access and participate in the Annual Meeting, you will need the 16-digit control number provided on your proxy card or through your broker or other nominee if you hold shares in “street name.” You will be able to attend, vote and submit questions virtually during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LNN2023. There will be no physical Annual Meeting location for stockholders to attend. You may begin to log in to the meeting platform at 8:20 a.m., Central Standard Time, on January 10, 2023, and the Annual Meeting will begin promptly at 8:30 a.m., Central Standard Time.

Only stockholders holding shares of the Company’s common stock of record at the close of business on November 14, 2022 are entitled to notice of, and to vote at, the Annual Meeting. The Board of Directors is soliciting proxies to vote on behalf of all stockholders, whether or not they expect to be present at the virtual Annual Meeting. Each stockholder is encouraged to vote by proxy on the internet or by telephone as instructed on the enclosed proxy card or by completing the enclosed proxy card and mailing it in the return envelope enclosed for that purpose. Even if you vote by proxy on the internet, by telephone or by mail, you may revoke your proxy at any time prior to the Annual Meeting, and stockholders who are present at the virtual Annual Meeting may withdraw their proxies and vote virtually.

By Order of the Board of Directors

/S/ ERIC R. ARNESON

Eric R. Arneson, Secretary

Omaha, Nebraska

November 22, 2022

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to

be Held on January 10, 2023. The Proxy Statement for this Annual Meeting and Annual Report are available online at http://www.lindsayannualmeeting.com.

PROXY STATEMENT SUMMARY

Proxy Statement Summary

This Proxy Statement Summary is furnished to assist in your review of the matters to be acted upon at the Annual Meeting of Stockholders. The following information is only a summary, and you should read the entire Proxy Statement before voting. For more complete information on these topics, please review the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2022 and this Proxy Statement.

Voting Items

	Board Recommendation	Pages

Proposal 1 – Election of three (3) directors	FOR all nominees	3-33

Proposal 2 – Ratification of appointment of independent registered public accounting firm for fiscal 2023	FOR	34

Proposal 3 – Advisory vote on executive compensation	FOR	35

Proposal 4 – Advisory vote on frequency of holding future advisory votes on executive compensation (aka “say on pay” proposals)	EVERY YEAR	36

Virtual Annual Meeting

Again this year, the Company will be conducting a virtual Annual Meeting of Stockholders via a live webcast. The Company has been pleased with its use of this technology for recent Annual Meetings and continues to believe that hosting a virtual Annual Meeting enables increased stockholder attendance and participation while reducing the costs of holding the Annual Meeting. The Company also believes that hosting a virtual Annual Meeting best supports the health and safety of its stockholders, employees, and directors during the ongoing COVID-19 global pandemic. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting http://www.virtualshareholdermeeting.com/LNN2023 and logging in with the 16-digit control number provided on your proxy card or through your broker or other nominee if you hold shares in “street name.” If you have difficulties during the check-in time or during the Annual Meeting, technicians will be ready to assist you with any difficulties you may encounter. If you encounter any difficulties accessing the Annual Meeting, please call the technical support number that will be posted on the Annual Meeting platform’s log-in page. The Company will endeavor to address as many stockholder-submitted questions as time permits that comply with the Annual Meeting’s rules of conduct. The Company reserves the right to edit any inappropriate language and to exclude questions regarding topics that are not pertinent to proposals or the Company’s business. If substantially repetitious questions are submitted, such questions may be grouped together and a single response may be provided to avoid repetition in the interest of time and fairness to all stockholders.

Fiscal 2022 Highlights

Fiscal 2022 was a memorable year in which the Company achieved record revenues while its employees demonstrated impressive agility, resilience, and creativity in uncertain times. The Company persevered through inflationary headwinds and supply chain challenges by effectively managing pricing, improving operating performance, and committing to an innovation-driven strategy fully focused on customer-first solutions. In fiscal 2022, more employees returned to visiting customers and collaborating in person to wholly embody the Company’s clear and compelling mission: to provide powerful irrigation, infrastructure, and industrial technology solutions that conserve natural resources, expand our world’s potential, and enhance the quality of life for people around the world.

Key highlights from fiscal 2022 include:

•

The Company achieved significant revenue and earnings growth. We reached an all-time high for full-year revenues, as total revenues for fiscal 2022 were $770.7 million, an increase of $203.1 million, or 36 percent, compared to $567.6 million in the prior fiscal year. Net earnings for fiscal 2022 were $65.5 million, or $5.94 per

i

PROXY STATEMENT SUMMARY

diluted share, compared with net earnings of $42.6 million, or $3.88 per diluted share, in the prior fiscal year. We also achieved our annual operating margin objective of 12%. In particular, we were able to capitalize on market tailwinds in irrigation while navigating inflationary headwinds and supply chain challenges. Our commercial teams were able to return to near-pre-pandemic travel schedules, and their diligence and perseverance helped to stimulate movement in our Road Zipper™ sales funnel and led to the capture of key large infrastructure projects in fiscal 2022.

•	The Company strengthened its technology leadership position in the irrigation and infrastructure spaces.

•

In the face of global grain shortages and heightened concerns about food insecurity in light of the conflict between Russia and Ukraine, international irrigation project inquiries increased significantly in fiscal 2022. We also witnessed continued interest in modernizing global infrastructure with more sustainable solutions. Leveraging our common and differentiated technology platform, we are expanding the circle of innovation and investing to support the world’s food production supply and to mobilize global populations safely and sustainably.

•

In fiscal 2022, we continued to focus on research and development toward Industrial Internet of Things-, or IIoT-, based technologies to optimize data analytics that support sustainable farming practices. We leveraged strategic partnerships in the areas of high-resolution agronomic imagery, machine learning, and artificial intelligence in our efforts to bring our state-of-the-art smart pivot to market, combining FieldNET™ advanced agronomics using drone-enabled detection with Zimmatic™ machine health remote monitoring and diagnostics to improve speed, accuracy, and efficiency for autonomous management of both the crop and the machine in the field.

•

In our infrastructure business, we leveraged strategic partnerships and our shared software development capabilities to provide innovative solutions for the transportation industry, including government agencies and their contractors. In fiscal 2022, we experienced strong market interest in RoadConnect™, our cloud-based remote asset monitoring platform for the transportation industry, and ImpactAlert™ asset impact detection.

•

The Company further committed to sustainability and a culture of employee empowerment. Our success is not only measured by revenues and operating margins, but also by our commitment and impact toward a sustainable future for all stakeholders. We published our fourth annual Sustainability Report, in which we outlined our continued commitment to be environmentally conscious through enhancing and creating more efficient technology offerings, conserving natural resources, and reducing waste in our offices and production facilities. In furtherance of our commitment to conduct our business in a manner that conforms to the highest ethical, moral, and legal principles, we have implemented a Supplier Code of Conduct and a Human Rights Policy. Our employee-led Environmental and Social Governance Council and Diversity, Equity, and Inclusion Council continue to evaluate opportunities for improvement and provide critical guidance to executive leadership. These councils are just part of our culture of employee empowerment, and in fiscal 2022 we decided to shift how we measure our culture’s performance by focusing more on our employees, their teams, their personal development, and the management and peer support they receive – as we continue to pursue opportunities to further strengthen a healthy culture that strives to ensure that all employees thrive.

•

In order to expand capacity and better deliver for our current and future customers, the Company embraced continuous improvement opportunities. Overall, our teams and channel partners excelled and innovated in new ways to meet customer needs. In a year of significant international growth, our investments in new manufacturing equipment, automation technologies, and shipping capabilities proved critical in successfully delivering on our commitments to our customers during a time of increased demand and supply chain challenges. Our manufacturing operation in Turkey implemented innovative logistics enhancements and redesigned the facility’s loading and unloading areas to safely increase efficiency and capacity, enabling the facility to better support key large international projects. Our China leadership team was recognized with the Lindsay Way CEO Award for its impressive efforts to expand local gearbox production capacity while focusing on employee safety. We continued to further develop and embed Lindsay Production Systems to infuse disciplined sustainable thinking through lean manufacturing principles, seeking to reduce waste and energy while optimizing productivity and unlocking value-added benefits for our customers.

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PROXY STATEMENT FOR FISCAL 2023 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement for

Fiscal 2023 Annual Meeting of

Stockholders

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held virtually via a live webcast on Tuesday, January 10, 2023, at the time, on the website and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Only record holders of the Company’s common stock at the close of business on November 14, 2022 are entitled to vote at the virtual Annual Meeting.

The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of revocation delivered to the Secretary of the Company or by filing a later dated proxy with him. Furthermore, stockholders who are present at the virtual Annual Meeting may withdraw their proxies and vote virtually. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted in accordance with the recommendation of the Board of Directors with respect to each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the virtual Annual Meeting for purposes of establishing a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes.

The principal executive offices of the Company are located at 18135 Burke Street, Suite 100, Omaha, Nebraska 68022.

This Proxy Statement and the proxy cards are first being mailed to stockholders on or about November 22, 2022.

Voting Securities and Beneficial Ownership Thereof by Principal Stockholders, Directors and Officers

As of November 14, 2022, there were 11,006,852 shares of the Company’s common stock issued and outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. There is no cumulative voting with respect to the election of directors.

The table below sets forth, as of November 14, 2022, the beneficial ownership of the Company’s common stock by each director, by each nominee to become a director, by each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and by all current executive officers and directors of the Company as a group. The shares beneficially owned by executive officers and directors of the Company represent approximately 1.1% of the total shares outstanding on the record date and entitled to vote at the Annual Meeting. The Board of Directors believes that all of such shares currently issued and outstanding will be present at the Annual Meeting and will be voted in accordance with the recommendation of the Board of Directors with respect to each proposal being considered at the Annual Meeting. The table below also sets forth the beneficial ownership of the Company’s common stock by each other stockholder believed by the Company to beneficially own more than 5% of the outstanding shares of the Company’s common stock based on a review of reports on Schedule 13D and Schedule 13G filed with the Securities and Exchange Commission with respect to the Company’s common stock.

PROXY STATEMENT FOR FISCAL 2023 ANNUAL MEETING OF STOCKHOLDERS

Beneficial ownership of the Company’s common stock is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of November 14, 2022 and restricted stock units that will be settled into shares of common stock within 60 days of November 14, 2022 are deemed to be outstanding and beneficially owned by the person, but such shares are not actually outstanding and may not be voted at the Annual Meeting.

Name	Number of Shares Beneficially Owned(1)	Percent of Class
Executive Officers, Directors, and Director Nominees

Robert E. Brunner, Director and Chairperson of the Board	8,344	*

Michael N. Christodolou, Director	12,228	*

Pablo Di Si, Director	640	*

Ibrahim Gokcen, Director	1,139	*

Mary A. Lindsey, Director	3,214	*

Consuelo E. Madere, Director	4,074	*

David B. Rayburn, Director	7,205	*

Randy A. Wood, Director, President and Chief Executive Officer	39,340(2)	*

Brian L. Ketcham, Senior Vice President and Chief Financial Officer	28,085(2)	*

Gustavo E. Oberto, President—Irrigation	6,416(2)	*

J. Scott Marion, President—Infrastructure	12,005(2)	*

All current executive officers and directors as a group (11 persons)	122,690(2)	1.1%
Other Stockholders

BlackRock, Inc.(3)	1,781,712	16.2%

The Vanguard Group(4)	1,231,051	11.2%

Neuberger Berman Group LLC(5)	827,884	7.5%

*	Represents less than 1% of the outstanding shares of the Company’s common stock.

(1)	Each stockholder not shown as being part of a group owns all outstanding shares directly and has sole voting and investment power over such shares, or shares such power with a spouse.

(2)

Includes 23,848; 18,263; 4,110; 7,029; and 53,250 shares which may be acquired currently or within 60 days of November 14, 2022 pursuant to the exercise of options by Messrs. Wood, Ketcham, Oberto, Marion, and the current executive officers and directors as a group, respectively.

(3)	The address for this stockholder is 55 East 52nd Street, New York, New York 10055.

(4)	The address for this stockholder is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)	The address for this stockholder is 1290 Avenue of the Americas, New York, New York 10104.

PROPOSAL 1 ELECTION OF DIRECTORS

Proposal 1 Election of Directors

The Company’s Certificate of Incorporation requires that the Board of Directors be divided into three classes that are elected to the Board on a staggered basis for three-year terms. At the Annual Meeting, the terms of three directors will terminate and stockholders will be voting on nominees to fill these three positions on the Board. Accordingly, the Board of Directors, upon recommendations made by the Corporate Governance and Nominating Committee, has nominated Michael N. Christodolou, Ibrahim Gokcen and David B. Rayburn to serve as directors for terms ending at the Fiscal 2026 Annual Meeting.

Messrs. Christodolou, Gokcen and Rayburn are current directors of the Company serving for terms that will expire as of the date of the Annual Meeting. Each of Messrs. Christodolou, Gokcen and Rayburn has expressed an intention to serve, if elected. The Board of Directors knows of no reason why any of them might be unavailable to continue to serve, if elected. There are no arrangements or understandings between Messrs. Christodolou, Gokcen or Rayburn, on the one hand, and any other person, on the other hand, pursuant to which they were nominated to serve on the Board of Directors.

The election of a director requires the affirmative vote of a plurality of the votes cast virtually or by proxy by persons entitled to vote at the Annual Meeting. Consequently, votes withheld and broker non-votes with respect to the election of directors will have no impact on the election of directors. If Mr. Christodolou, Mr. Gokcen or Mr. Rayburn is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee may recommend to the Board of Directors. Proxies cannot be voted for a greater number of persons than the three director nominees named in this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. CHRISTODOLOU, GOKCEN AND RAYBURN AS DIRECTORS OF THE COMPANY WITH TERMS ENDING AT THE FISCAL 2026 ANNUAL MEETING.

PROPOSAL 1 ELECTION OF DIRECTORS

Board of Directors and Committees

The following sets forth certain information regarding the directors and director nominees of the Company, including the three persons who have been nominated to serve for new terms expiring at the Fiscal 2026 Annual Meeting. Information is also provided concerning each director’s and director nominee’s specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that each of them should serve as a director of the Company. The Board of Directors has determined that each of the non-employee directors, Messrs. Brunner, Christodolou, Di Si, Gokcen and Rayburn and Mses. Lindsey and Madere, are independent directors of the Company under the listing standards adopted by the New York Stock Exchange (“NYSE”).

NOMINEES FOR ELECTION – Terms to expire at the Fiscal 2026 Annual Meeting

Michael N. Christodolou

Age: 61

Director Since: 1999

Independent

Key skills and experience

•  Investment management

•  Corporate strategy

•  Capital structure

•  Mergers and acquisitions

•  Capital markets

•  Accounting principles, internal controls and audit committee functions

Board Committee Membership • Audit Committee (financial expert) • Corporate Governance and Nominating Committee Other Current Directorships • NETSTREIT Corp.

Michael N. Christodolou, age 61, is the Manager of Inwood Capital Management, LLC, an investment management firm he founded in 2000. From 1988 to 1999, Mr. Christodolou was employed by Bass Brothers/Taylor & Company, an investment firm associated with the Bass family of Fort Worth, Texas. Since 2020, Mr. Christodolou has served as a member of the Board of Directors of NETSTREIT Corp., a publicly-traded REIT that acquires, owns, and manages single-tenant triple net lease e-commerce resistant retail commercial real estate, where he is Chairperson of its Audit Committee and a member of its Investment Committee. From 2016 until it was acquired in December 2017, Mr. Christodolou served on the Board of Directors of Omega Protein Corporation, a nutritional products company. From 2015 to 2016, Mr. Christodolou served on the Board of Directors of Farmland Partners, Inc., a publicly-traded REIT that acquires and owns high-quality North American farmland. Mr. Christodolou also previously served on the Board of Directors of XTRA Corporation from 1998 until 2001 when it was acquired by Berkshire Hathaway Inc. Mr. Christodolou has been a director of the Company since 1999 and served as Chairman of the Board from 2003 to January 2015. He currently serves as a member of each of the Company’s Audit Committee and Corporate Governance and Nominating Committee. Mr. Christodolou has over 35 years of experience in investment management and working with the management teams and boards of public companies on matters including corporate strategy, capital structure and mergers and acquisitions. His knowledge of the investment and capital markets and his experience as a director of public companies provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Christodolou an understanding of accounting principles, internal controls and audit committee functions; as a result, the Board has determined that he qualifies as an audit committee financial expert.

PROPOSAL 1 ELECTION OF DIRECTORS

Ibrahim Gokcen Age: 44 Director Since: 2021 Independent Key skills and experience • Artificial intelligence • Machine learning • Industrial internet of things • NACD Directorship Certified™	Board Committee Membership • Audit Committee • Corporate Governance and Nominating Committee Other Current Directorships • Maersk Tankers • PNO • ZeroNorth

Ibrahim Gokcen, age 44, is the Managing Partner of Velocis Digital LLC, an interim executive services and management and execution consulting firm he founded in 2020. Mr. Gokcen is also a Strategic Advisor for NEO Holdings International, LLC, a blockchain company focused on transforming commodity trading for which he also previously served as Chief Technology Officer during 2021. Mr. Gokcen was the President and Chief Revenue Officer for Open Insights LLC, a data advisory and services company, during 2021. Prior to that, Mr. Gokcen was the Senior Vice President and Digital Chief Technology Officer for Schneider Electric, an energy management and automation company, from 2018 to 2020. Prior to that, Mr. Gokcen served as the Chief Digital Officer for A. P. Moller Maersk, an integrated transport and logistics company, from 2016 to 2018. Mr. Gokcen also previously held senior product, information technology, and research and development leadership roles at General Electric. Mr. Gokcen is NACD Directorship CertifiedTM. Mr. Gokcen currently serves as an independent director for Maersk Tankers, ZeroNorth, and PNO. Mr. Gokcen also serves as a member of the Board of Trustees of AnitaB.org, an organization that helps women and nonbinary people succeed in technology. Mr. Gokcen has been a director of the Company since 2021 and currently serves as a member of the Company’s Audit Committee and the Company’s Corporate Governance and Nominating Committee. Mr. Gokcen’s strong background in international markets and transforming businesses in a number of industries with technology provides him with the relevant experience to serve on the Company’s Board of Directors.

David B. Rayburn

Age: 74

Director Since: 2014

Independent

Key skills and experience

•  Manufacturing

•  International markets

•  M&A

•  Accounting principles, internal controls and audit committee functions

Board Committee Membership • Audit Committee (financial expert) • Human Resources and Compensation Committee (Chair) Other Current Directorships • None

David B. Rayburn, age 74, is the retired President and Chief Executive Officer of Modine Manufacturing Company, a publicly-traded thermal management company that designs, manufactures and tests heat transfer products. Mr. Rayburn was the President and Chief Executive Officer and a Director of Modine Manufacturing Company from January 2003 until March 2008 when Mr. Rayburn retired. From 2002 to January 2003 Mr. Rayburn served as the President and Chief Operating Officer of Modine Manufacturing Company. From 1991 to 2002, he served in various executive roles at Modine Manufacturing Company including Executive Vice President, Vice President and General Manager. Mr. Rayburn previously served on the Board of Directors of Twin Disc, Inc. from 2000 to 2022, on the Board of Directors of Creative Foam Corporation from 2009 to 2017, on the Board of Directors of Jason, Inc. from 2001 to 2010, and on the Board of Directors of Unico, Inc., from 2008 to 2010. Mr. Rayburn has been a director of the Company since 2014 and he is also Chairperson of the Company’s Human Resources and Compensation Committee and a member of the Company’s Audit Committee. Mr. Rayburn’s strong background in manufacturing, international markets and acquisitions, combined with his corporate governance experience serving on public company boards, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Rayburn an understanding of accounting principles, internal controls and audit committee functions; as a result, the Board has determined that he qualifies as an audit committee financial expert.

PROPOSAL 1 ELECTION OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE

Robert E. Brunner

Age: 65

Director Since: 2013

Independent

Key skills and experience

•  Business management and development

•  International operations

•  Mergers and acquisitions

•  Accounting principles, internal controls and audit committee functions

Board Committee Membership • Human Resources and Compensation Committee Other Current Directorships • Leggett & Platt, Inc. • NN, Inc. Current Board Term Ends • Fiscal 2024 Annual Meeting

Robert E. Brunner, age 65 (current term to expire at the Fiscal 2024 Annual Meeting), was an Executive Vice President of Illinois Tools Works, Inc., a diversified manufacturer of advanced industrial technology, from 2006 until his retirement in 2012. Prior to that position, Mr. Brunner was President, Global Automotive Fasteners from 2005 to 2006 and President, North American Automotive Fasteners from 2003 to 2005. Prior to that, Mr. Brunner held a variety of positions within Illinois Tools Works, Inc. including general management, operations management and sales and marketing. Mr. Brunner currently serves as a member of the Boards of Directors of Leggett & Platt, Inc. and NN, Inc. Mr. Brunner serves as Chairman of the Human Resources and Compensation Committee and as a member of the Audit Committee of Leggett & Platt, Inc. Mr. Brunner also serves as a member of the Compensation Committee and the Governance Committee of NN, Inc. Mr. Brunner has been a director of the Company since 2013 and also serves as the Chairperson of the Board of Directors and as a member of the Company’s Human Resources and Compensation Committee. Mr. Brunner’s extensive experience in business management and development, international operations and mergers and acquisitions provide him with the relevant experience to serve on the Company’s Board of Directors.

Pablo Di Si

Age: 53

Director Since: 2022

Independent

Key skills and experience

•  International operations

•  Business management and development

•  Knowledge of corporate finance, taxation and accounting

•  Accounting principles, internal controls and audit committee functions

Board Committee Membership

•  Audit Committee (financial expert)

•  Human Resources and Compensation Committee

Other Current Directorships

•  Copersucar

Current Board Term Ends

•  Fiscal 2025 Annual Meeting

Pablo Di Si, age 53 (current term to expire at the Fiscal 2025 Annual Meeting), is the President and Chief Executive Officer of Volkswagen Group of America and the Chief Executive Officer of Volkswagen North American Region. Mr. Di Si joined Volkswagen, a multinational automotive manufacturing company, in 2014 as Chief Operating Officer and Chief Financial Officer of Argentina and was subsequently appointed as President and Chief Executive Officer of Argentina in 2016, as President and Chief Executive Officer of Latin America in 2017, and to his current positions in 2022. Prior to joining Volkswagen, Mr. Di Si held various key positions in finance, business development, and project management with CNH Global, Fiat Industrial S.p.A., Kimberly-Clark Corporation, Monsanto, and Abbott Laboratories. Since 2021, Mr. Di Si has served as a member of the Board of Directors of Copersucar, a global trader of sugar and ethanol. Mr. Di Si has been a director of the Company since 2022 and he is also a member of the Company’s Audit Committee and the Company’s Human Resources and Compensation Committee. Mr. Di Si’s experience in international operations and business management and development, as well as his knowledge of corporate finance, taxation and accounting, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Di Si an understanding of accounting principles, internal controls and audit committee functions; as a result, the Board has determined that he qualifies as an audit committee financial expert.

PROPOSAL 1 ELECTION OF DIRECTORS

Mary A. Lindsey

Age: 67

Director Since: 2018

Independent

Key skills and experience

•  Investor relations

•  International and domestic M&A

•  Knowledge of corporate finance, capital and debt markets, taxation and accounting

•  Legal experience

•  Accounting principles, internal controls and audit committee functions

Board Committee Membership

•  Audit Committee (Chair; financial expert)

•  Corporate Governance and Nominating Committee

Other Current Directorships

•  Methode Electronics, Inc.

•  Orion Engineered Carbons S.A.

Current Board Term Ends

•  Fiscal 2025 Annual Meeting

Mary A. Lindsey, age 67 (current term to expire at the Fiscal 2025 Annual Meeting), is the retired Senior Vice President and Chief Financial Officer of Commercial Metals Company, a global manufacturer and recycler of steel and other metals. Ms. Lindsey joined Commercial Metals Company in September 2009 as Vice President-Tax. She was subsequently appointed Commercial Metals Company’s Vice President-Tax and Investor Relations in June 2015, Vice President and Chief Financial Officer in January 2016, and Senior Vice President and Chief Financial Officer in September 2017. In connection with Ms. Lindsey’s planned retirement from Commercial Metals Company, Ms. Lindsey stepped down as Senior Vice President and Chief Financial Officer in August 2019. Prior to joining Commercial Metals Company, Ms. Lindsey served as Vice President Tax and Tax Counsel for Albany International Corp., a global advanced textiles and materials processing company, from March 2006 to September 2009, and from January 2005 to March 2006, Ms. Lindsey was an attorney at Baker & Hostetler LLP, a national law firm. In addition, Ms. Lindsey served in various roles, including Vice President Tax and Tax Counsel, Legal Counsel responsible for global M&A and intellectual property, and General Manager of Corporate M&A, at The Timken Company, a global manufacturer of bearings, transmissions, gearboxes, and related components, from January 1985 to January 2005. Since 2020, Ms. Lindsey has served as a member of the Boards of Directors and the Audit Committees of Methode Electronics, Inc. and Orion Engineered Carbons S.A.. Ms. Lindsey serves as the Chair of the Audit Committee of Methode Electronics, Inc. Ms. Lindsey has been a director of the Company since 2018 and currently serves as Chairperson of the Company’s Audit Committee and as a member of the Company’s Corporate Governance and Nominating Committee. Ms. Lindsey’s experience in investor relations and international M&A, as well as her knowledge of corporate finance, taxation and accounting, provide her with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Ms. Lindsey an understanding of accounting principles, internal controls and audit committee functions; as a result, the Board has determined that she qualifies as an audit committee financial expert.

Consuelo E. Madere

Age: 62

Director Since: 2018

Independent

Key skills and experience

•  Management consulting and executive coaching

•  Domestic and global experience spanning manufacturing, strategy, technology, business development, profit and loss responsibility, and general management

•  Public company director experience

Board Committee Membership

•  Corporate Governance and Nominating Committee (Chair)

•  Human Resources and Compensation Committee

Other Current Directorships

•  Nutrien

•  S&W Seed Company

Current Board Term Ends

•  Fiscal 2025 Annual Meeting

Consuelo E. Madere, age 62 (current term to expire at the Fiscal 2025 Annual Meeting), is the President of Proven Leader Advisory, LLC, a management consulting and executive coaching firm she founded in 2014. She is a former executive officer of Monsanto Company, a leading global provider of innovative, sustainable agricultural solutions. She retired from Monsanto in 2013 as Vice President of the company’s Global Vegetables and Asia commercial businesses and was a member of the Chief Executive Officer’s executive leadership team. Ms. Madere currently serves as a member of the Board of Directors of Nutrien and S&W Seed Company, where she chairs the Nominations and Governance Committee of both companies and is a member of the Safety & Sustainability Committee at Nutrien and the Compensation Committee at S&W Seed Company. From 2014 to 2018, Ms. Madere served as a member of the Board of Directors of PotashCorp and was a member of its Audit Committee and its Safety, Health and Environment Committee. Ms. Madere has been a director of the Company since 2018 and currently serves as Chairperson of the Company’s Corporate Governance and Nominating Committee and as a member of the Company’s Human Resources and Compensation Committee. Ms. Madere’s 30-plus years of domestic and global experience at Monsanto, spanning manufacturing, strategy, technology, business development, profit and loss responsibility and general management, along with her service as a director of public companies, provide her with the relevant experience to serve on the Company’s Board of Directors.

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Randy A. Wood Age: 50 Director Since: 2021 Key skills and experience • Experience in leading domestic and international irrigation businesses • Building capabilities through innovation and technology	Board Committee Membership • None Other Current Directorships • None Current Board Term Ends • Fiscal 2024 Annual Meeting

Randy A. Wood, age 50 (current term to expire at the Fiscal 2024 Annual Meeting), is President and Chief Executive Officer of the Company and has held such position since January 2021. Mr. Wood has also been a director of the Company since January 2021 and he is the only executive officer of the Company serving on the Board of Directors. Between September 2020 and December 2020, Mr. Wood served as Chief Operating Officer of the Company. Between October 2013 and May 2016, Mr. Wood served as President – International Irrigation of the Company. Between February 2012 and October 2013, Mr. Wood served as Vice President – Americas / ANZ Sales and Marketing. Previously he was Vice President – North America Irrigation Sales of the Company and held such position from March 2008, when he joined the Company. Prior to March 2008, Mr. Wood spent 11 years with Case Corporation / CNH Global including roles as the Senior Director of Marketing, Case IH Tractors, and Senior Director of Sales and Marketing, Parts and Service. Mr. Wood’s extensive experience in leading domestic and international irrigation businesses enables him to provide the Board of Directors with expert advice on a wide range of issues in the industries in which the Company operates. As an experienced Company executive who now serves as the Company’s President and Chief Executive Officer, Mr. Wood will continue to provide the Board of Directors with valuable insight into the Company’s day-to-day operations and achievements.

Information regarding executive officers of the Company is found in the Company’s Annual Report which has been supplied with this Proxy Statement.

Corporate Governance

The Board of Directors operates pursuant to the provisions of the Company’s Certificate of Incorporation and By-Laws as well as a set of Corporate Governance Principles which address a number of items, including the qualifications for serving as a director, the responsibilities of directors and board committees and the compensation of directors. The Company has adopted a Code of Ethical Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Corporate Controller, as required by Section 406 of the Sarbanes-Oxley Act of 2002. Additionally, the Company maintains a Code of Business Conduct and Ethics for all persons associated with the Company, including its directors, officers and employees, which complies with the listing standards adopted by the New York Stock Exchange. Both of these codes and the Company’s Corporate Governance Principles are available on the Company’s website at http://www.lindsay.com by clicking on the Ethics link under the Investor Relations tab and are available in print to any stockholder who submits a request in writing to the Secretary of the Company.

The Board of Directors conducts its business through meetings and actions taken by written consent in lieu of meetings. During the fiscal year ended August 31, 2022, the Board of Directors held nine meetings and acted pursuant to unanimous written consent on two occasions. During fiscal 2022, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period of such member’s service and (ii) the total number of meetings of the committees of the Board of Directors on which he or she served held during the period of such member’s service.

The Company’s independent directors normally meet in executive session at each regularly scheduled Board meeting. The Chairperson of the Board, currently Mr. Brunner, an independent director, serves as the presiding director at each executive session of the independent directors.

Hedging and Pledging. The Board of Directors has adopted Corporate Governance Principles prohibiting directors and executive officers from pledging Company securities as collateral for any outstanding obligation. Directors and executive officers are also prohibited from trading in derivative securities of Company securities, engaging in short sales of Company securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities.

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Board Leadership Structure

The Company’s Corporate Governance Principles provide that the position of Chairperson of the Board of Directors be held by an independent director and, accordingly, the same individual cannot serve as both the Chairperson of the Board and as the Company’s Chief Executive Officer. This policy is designed to facilitate the ability of the Board of Directors to perform the important functions of providing independent oversight of management and to address risks faced by the Company. This policy also allows the Chairperson to convene executive sessions with independent directors without the need for a separate director to discharge the role of a presiding director.

Board’s Role in Risk Oversight

Management has the primary responsibility for identifying and managing the risks to which the Company is subject, under the oversight of the Board of Directors. Among other things, the Board of Directors considers risks presented by business strategy, competition, regulation, compensation plans, global economic conditions, cybersecurity, general industry trends including the disruptive impact of technological change, capital structure and allocation, and mergers and acquisitions. The Board of Directors as a whole has the primary responsibility for performing this oversight function. The Company’s three standing committees are also responsible for the assessment of risks associated with the general subject matters for which those standing committees have responsibility. The Board’s risk oversight process includes the regular consideration and evaluation of the Company’s cybersecurity risks, information security awareness training efforts, and information security risk insurance coverage, which are reported on a quarterly basis to the Board by the Company’s Chief Information Officer. The Board’s risk oversight process also includes close interaction with the Company’s internal auditors and is facilitated by an annual risk assessment prepared by management. The Company has engaged the accounting firm of Deloitte & Touche LLP to assist the Company’s internal auditors in the design, execution and preparation of reports with respect to the Company’s overall internal audit plan. Deloitte & Touche LLP also assists the Company’s internal auditors in the performance of certain other internal audit services and in the provision of regular updates to the Audit Committee regarding its services and testing results. The goal of the Board’s risk evaluation process is to identify any activities that create risks that may not be appropriate for the Company, quantify the magnitude of these risks and work with management to develop a plan to mitigate these risks.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Human Resources and Compensation Committee, and a Corporate Governance and Nominating Committee.

Audit Committee. The primary purpose of the Audit Committee is to assist the Board of Directors in the oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function. The Audit Committee is responsible for selecting, compensating and evaluating the Company’s independent auditor. Specific functions performed by the Audit Committee include reviewing periodically with the independent auditor the performance of the services for which they are engaged, reviewing the scope of the annual audit and its results, reviewing the Company’s annual financial statements and quarterly financial statements with management and the independent auditor, reviewing the scope and results of the Company’s internal audit function, and reviewing the adequacy of the Company’s internal accounting controls with management and the independent auditor. The Audit Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com by clicking on the Committees link under the Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.

The Audit Committee is currently comprised of Directors Lindsey (Chairperson), Christodolou, Di Si, Gokcen and Rayburn, each of whom the Board of Directors has determined to be independent under the listing standards adopted by the New York Stock Exchange. The Board of Directors has also determined that each of Ms. Lindsey and Messrs. Christodolou, Di Si, and Rayburn qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. On January 4, 2022, Mr. Di Si was appointed as a member of the Audit Committee, at which time Michael C. Nahl resigned as a member of the Audit Committee when his term as a director expired. During fiscal 2022, the Audit Committee held five meetings.

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Human Resources and Compensation Committee. The Human Resources and Compensation Committee is responsible for providing oversight of the Company’s human resource programs, executive compensation and benefit programs. The Human Resources and Compensation Committee reviews and approves the Company’s compensation policies, benefit plans, employment agreements, salary levels, bonus payments, and awards pursuant to the Company’s management incentive plans for its executive officers and other appointed officers. The Human Resources and Compensation Committee approves all individual grants and awards under the Company’s long-term equity incentive plans; provided, however, that the Human Resources and Compensation Committee has delegated limited authority to the Company’s Chief Executive Officer to make certain time-vested restricted stock unit awards to non-officer employees. The Human Resources and Compensation Committee also reviews compensation for non-employee directors and recommends changes in such compensation to the Board of Directors. The Human Resources and Compensation Committee is specifically responsible for determining the compensation of the Company’s Chief Executive Officer and conducts an annual performance evaluation of the Chief Executive Officer. The Company’s Chief Executive Officer makes recommendations to the Human Resources and Compensation Committee regarding the compensation paid to executive officers and other appointed officers. However, the final authority for setting executive officer compensation rests with the Human Resources and Compensation Committee. The Human Resources and Compensation Committee has the discretion to delegate specific responsibilities to the Chairperson of the Human Resources and Compensation Committee, any other Human Resources and Compensation Committee member(s) or subcommittees as the Human Resources and Compensation Committee may establish from time to time.

The Human Resources and Compensation Committee has retained external compensation consulting firms to assist and advise it on particular matters. During fiscal 2022, the Company received independent compensation consulting services from Meridian Compensation Partners, LLC (“Meridian”). Meridian was engaged directly by the Human Resources and Compensation Committee, but its fees were paid by the Company. The nature and scope of Meridian’s engagement with respect to the Human Resources and Compensation Committee’s decisions regarding fiscal 2022 executive and director compensation are described under “Compensation Discussion and Analysis” found later in this Proxy Statement.

The Human Resources and Compensation Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com by clicking on the Committees link under the Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange. The Human Resources and Compensation Committee is currently comprised of Directors Rayburn (Chairperson), Brunner, Di Si, and Madere, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. On January 4, 2022, Mr. Di Si was appointed as a member of the Human Resources and Compensation Committee, at which time Michael C. Nahl resigned as a member of the Human Resources and Compensation Committee when his term as a director expired. During fiscal 2022, the Human Resources and Compensation Committee held four meetings and acted pursuant to unanimous written consent on two occasions.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for making recommendations to the Board of Directors of persons to serve as directors of the Company and as chairpersons and members of committees of the Board of Directors and for reviewing and recommending changes in the general Corporate Governance Principles of the Company. It also oversees the annual evaluation by the Board of Directors to determine whether the Board and its committees are functioning effectively. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com by clicking on the Committees link under the Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.

The Corporate Governance and Nominating Committee identifies nominees to serve as a director of the Company through a combination of suggestions made by independent search firms, directors and stockholders. The Corporate Governance and Nominating Committee will consider director nominees for next year’s Annual Meeting recommended by stockholders which are submitted in writing, complete with biographical and business experience information regarding the nominee, to the Secretary of the Company by October 12, 2023. Candidates for directors are evaluated based on their independence, character, judgment, diversity of experience, financial and/or business acumen, ability to represent and act on behalf of all stockholders, and the needs of the Board. The Corporate Governance and Nominating Committee does not have a formal policy on diversity with regard to consideration of director nominees, but the Corporate Governance and Nominating Committee considers diversity in its selection of nominees and seeks to have a Board that reflects a diverse range of views, backgrounds and experience. The Corporate Governance and Nominating Committee uses the same criteria to evaluate its own nominees for director as it does for persons nominated by Company stockholders.

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The Corporate Governance and Nominating Committee is currently comprised of Directors Madere (Chairperson), Christodolou, Gokcen, and Lindsey, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. During fiscal 2022, the Corporate Governance and Nominating Committee held four meetings and acted pursuant to a unanimous written consent on one occasion.

Related Party Transactions

The Board of Directors has adopted a written policy regarding the review, approval or ratification of related party transactions. Under the policy, all such related party transactions must be pre-approved by the Audit Committee or ratified by the Audit Committee if pre-approval is impracticable. Under the policy, certain transactions are excluded from the definition of related party transaction, including (i) transactions available to all employees generally, (ii) director and officer compensation approved by the Human Resources and Compensation Committee and/or Board of Directors, as applicable, (iii) transactions in the ordinary course of the Company’s business that are on substantially the same terms as those prevailing at the time for comparable products and services to unrelated third parties, and (iv) certain transactions with other companies where the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 5% of that company’s shares, if the aggregate amount involved during the fiscal year does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues. In determining whether to approve or ratify a related party transaction, the Audit Committee will consider, among other factors, whether the terms of the transaction are fair to the Company, whether the transaction would present an improper conflict of interest for any director, officer or other related party, or whether the transaction would impair the independence of an outside director. Any Audit Committee member who has an interest in a transaction under discussion must abstain from voting on the proposed transaction.

Compensation Discussion and Analysis

Executive Summary.

Compensation Philosophy and Overview. The overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers who are critical to the Company’s long-term success. The Board’s Human Resources and Compensation Committee (the “Committee”) believes that executive compensation should be designed to promote both the short-term and long-term goals of the Company. Accordingly, an important component of the Committee’s compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders.

In order to implement its compensation philosophy, the Committee has determined that the total compensation program for executive officers should consist of the following components:

•	Base salaries to reflect responsibility, experience, tenure and performance of key executives, as well as the labor market for key executive positions;

•	Annual cash incentive awards to reward performance against short-term corporate, business unit and/or individual objectives;

•	Long-term equity incentive compensation to emphasize longer-term strategic objectives and align the interests of executives with those of stockholders; and

•	Other benefits as appropriate to be competitive in the marketplace.

Fiscal 2022 Business Highlights. Fiscal 2022 was a memorable year in which the Company achieved record revenues while its employees demonstrated impressive agility, resilience, and creativity in uncertain times. The Company persevered through inflationary headwinds and supply chain challenges by effectively managing pricing, improving operating performance, and committing to an innovation-driven strategy fully focused on customer-first solutions. In fiscal 2022, more employees returned to visiting customers and collaborating in person to wholly embody the Company’s clear and compelling mission: to provide powerful irrigation, infrastructure, and industrial technology solutions that conserve natural resources, expand our world’s potential, and enhance the quality of life for people around the world. Key highlights from fiscal 2022 include:

The Company achieved significant revenue and earnings growth. The Company reached an all-time high for full-year revenues, as total revenues for fiscal 2022 were $770.7 million, an increase of $203.1 million, or 36 percent, compared to $567.6 million in the prior fiscal year. Net earnings for fiscal 2022 were $65.5 million, or $5.94 per diluted

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share, compared with net earnings of $42.6 million, or $3.88 per diluted share, in the prior fiscal year. The Company also achieved its annual operating margin objective of 12%. In particular, the Company was able to capitalize on market tailwinds in irrigation while navigating inflationary headwinds and supply chain challenges. The Company’s commercial teams were able to return to near-pre-pandemic travel schedules, and their diligence and perseverance helped to stimulate movement in the Road Zipper™ sales funnel and led to the capture of key large infrastructure projects in fiscal 2022.

The Company strengthened its technology leadership position in the irrigation and infrastructure spaces. In the face of global grain shortages and heightened concerns about food insecurity in light of the conflict between Russia and Ukraine, international irrigation project inquiries increased significantly in fiscal 2022. The Company also witnessed continued interest in modernizing global infrastructure with more sustainable solutions. Leveraging its common and differentiated technology platform, the Company is expanding the circle of innovation and investing to support the world’s food production supply and to mobilize global populations safely and sustainably. In fiscal 2022, the Company continued to focus on research and development toward IIoT-based technologies to optimize data analytics that support sustainable farming practices. The Company leveraged strategic partnerships in the areas of high resolution agronomic imagery, machine learning, and artificial intelligence in its efforts to bring its state-of-the-art smart pivot to market, combining FieldNET™ advanced agronomics using drone-enabled detection with Zimmatic™ machine health remote monitoring and diagnostics to improve speed, accuracy, and efficiency for autonomous management of both the crop and the machine in the field. In its infrastructure business, the Company leveraged strategic partnerships and its shared software development capabilities to provide innovative solutions for the transportation industry, including government agencies and their contractors. In fiscal 2022, the Company experienced strong market interest in RoadConnect™, its cloud-based remote asset monitoring platform for the transportation industry, and ImpactAlert™ asset impact detection.

The Company further committed to sustainability and a culture of employee empowerment. The Company’s success is not only measured by revenues and operating margins, but also by its commitment and impact toward a sustainable future for all stakeholders. The Company published its fourth Sustainability Report, in which it outlined its continued commitment to be environmentally conscious through enhancing and creating more efficient technology offerings, conserving natural resources, and reducing waste in offices and production facilities. In furtherance of the Company’s commitment to conduct its business in a manner that conforms to the highest ethical, moral, and legal principles, the Company has implemented a Supplier Code of Conduct and a Human Rights Policy. The Company’s employee-led Environmental and Social Governance Council and Diversity, Equity, and Inclusion Council continue to evaluate opportunities for improvement and provide critical guidance to executive leadership. These councils are just part of the Company’s culture of employee empowerment, and in fiscal 2022 the Company decided to shift how it measures its culture’s performance by focusing more on its employees, their teams, their personal development, and the management and peer support they receive – as the Company continues to pursue opportunities to further strengthen a healthy culture that strives to ensure that all employees thrive.

In order to expand capacity and better deliver for its current and future customers, the Company embraced continuous improvement opportunities. Overall, the Company’s teams and channel partners excelled and innovated in new ways to meet customer needs. In a year of significant international growth, the Company’s investments in new manufacturing equipment, automation technologies, and shipping capabilities proved critical in successfully delivering on its commitments to customers during a time of increased demand and supply chain challenges. The Company’s manufacturing operation in Turkey implemented innovative logistics enhancements and redesigned the facility’s loading and unloading areas to safely increase efficiency and capacity, enabling the facility to better support key large international projects. The Company’s China leadership team was recognized with the Lindsay Way CEO Award for its impressive efforts to expand local gearbox production capacity while focusing on employee safety. The Company continued to further develop and embed Lindsay Production Systems to infuse disciplined sustainable thinking through lean manufacturing principles, seeking to reduce waste and energy while optimizing productivity and unlocking value added benefits for its customers.

Fiscal 2022 Total Compensation Program. Highlights include:

•	Annual Cash Incentive Awards.

•

Retained an operating margin financial performance measure to incentivize executives to continue to improve operating efficiency and profitability and avoid overlapping of performance measures with performance stock units.

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•	Increased the “threshold” and “intermediate” financial performance payout amounts from 25% and 50% of target to 50% and 75% of target, respectively, in order to align with market practice.

•

In light of the Company’s recent successes in embedding organizational health practices consistent with sustaining a culture of continuous improvement, replaced the culture-centered group strategic goal performance objectives with individualized performance objectives to focus on officer-specific goals or initiatives that are intended to create value for the Company.

•	Long-Term Incentive Compensation.

•

Maintained the weighting of performance stock units as 50% of the target dollar amount for the long-term incentive award, with stock options and restricted stock units each accounting for 25% of targeted dollar amounts for long-term incentive awards.

•

The Company retained total stockholder return relative to a select peer group as a performance stock unit performance measure, which is an important indicator of the Company’s financial performance compared to the market and which aligns executives’ compensation with long-term value creation for stockholders. The two performance stock unit performance measures, relative total stockholder return and return on invested capital, are evenly weighted.

•	Retained consistent three-year vesting periods for all long-term incentives offered to executives.

Annual Cash Incentives Earned for Fiscal 2022 Performance. For fiscal 2022, payments in connection with the Company’s annual cash incentive awards were reflective of the Company’s performance against its financial objectives and the officers’ performance against their individual goals. The financial performance component and the individual performance component accounted for 80% and 20%, respectively, of each officer’s potential annual cash incentive award. The Company exceeded the target levels for both its revenue goal and its operating margin goal. Based on these results, the overall Company financial performance component payout percentage was 163.1% of target. In addition, the officers generally achieved their individual objectives and were entitled to performance multipliers under the individual performance component ranging from 92% to 100%.

Performance Stock Units (“PSUs”) Earned for Fiscal 2020-2022 Performance. The end of fiscal 2022 marked the end of the three-year performance period for PSUs granted in fiscal 2020. For this performance period, the Company achieved three-year relative total stockholder return at the 79th percentile (resulting in a maximum 200% of target payout for this component) and three-year average return on invested capital of 12.0% (also resulting in a maximum 200% of target payout for this component), which equated to a cumulative payout percentage of 200% of target.

Say on Pay. The Board of Directors and the Committee take several measures to monitor the degree of alignment between the financial interests of the Company’s executive officers and those of the Company’s stockholders, which include conducting a non-binding “say on pay” vote at each annual meeting of the Company’s stockholders. At the Company’s Fiscal 2022 Annual Meeting of Stockholders, approximately 96% of votes were cast in favor of the non-binding “say on pay” resolution – marking the twelfth consecutive annual meeting in which more than 90% of votes were cast in support of the proposal. While the Committee considered the “say on pay” voting results in establishing fiscal 2022 and fiscal 2023 compensation, no specific actions were deemed necessary as the Committee believed the results of the “say on pay” votes were a confirmation that stockholders were in general agreement with the Committee’s compensation philosophy. The Committee will continue to consider the “say on pay” voting results and other feedback provided by the Company’s stockholders when making future compensation decisions concerning the Company’s executive officers.

Compensation-Related Risk Assessment. The Committee has assessed the risks that could arise from the Company’s compensation program and does not believe that the terms of this program encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. The Committee considered the following factors as they relate to the compensation program:

•	The focus on both short-term and long-term financial goals;

•	Specific performance goals are reviewed and approved by the Committee;

•	The utilization of a mix of financial performance goals so as to avoid over-emphasis on any one metric;

•	Certain awards are subject to a clawback policy in the event of restatements of the Company’s financial results;

•	Long-term incentives have a three-year vesting period;

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•	The existence of caps on the potential maximum incentive payouts;

•	The robust stock ownership guidelines for management; and

•

The prohibition on directors and executive officers from pledging Company securities as collateral for any outstanding obligation or entering into any transactions designed to hedge or offset any decrease in the market value of Company securities.

The Committee’s Independent Compensation Consultant. The Committee engaged Meridian Compensation Partners, LLC in fiscal 2022 to provide a competitive assessment of the Company’s executive compensation program and to evaluate the compensation of the Named Executive Officers in comparison to peer group proxy data and relevant survey data. Meridian was engaged directly by the Committee, but its fees were paid by the Company.

Market Alignment of Executive Compensation. When evaluating the market competitiveness of executive salaries, target annual incentive opportunities, and target long-term incentive values, the Committee generally considers the market medians for comparable positions among manufacturing and general industry companies of similar size (measured by annual revenues) and complexity (measured primarily by number of distinct business lines and scope of international focus) as the Company, based on available peer group and survey data, with variation due to differences in executive skill levels and experience, the executive’s role, individual performance, organizational hierarchy, and internal fairness with other positions and roles within the Company.

The Committee annually compares the Named Executive Officers’ general compensation levels against available market data and then also performs an in-depth review of the entire compensation program approximately every three years in order to comprehensively review the Company’s short and long-term compensation strategies, award mixes and performance metrics.

In conducting its review and analysis, Meridian used a combination of proxy data from peer companies and survey composite data. Peer group data was used as the primary data source for establishing benchmark compensation levels for the Chief Executive Officer, Chief Financial Officer and other positions where comparable position data was available, with general industry survey data used as a supplemental data source for these positions. General industry survey data was used as the primary data source for positions where comparable position data was not sufficiently available in peer group public disclosures. The composite data was obtained from the Equilar Executive Compensation Survey and included compensation information from general industry companies with revenue between approximately one-third and three times the Company’s annual revenues.

Each year, the Committee, with assistance from Meridian, reviews and considers modifications to the peer group, generally using the following selection criteria:

•

Revenue for the then-most recent fiscal year of between approximately one-third and three times the Company’s annual revenues, typically considered as a five-year average due to the cyclicality of the Company’s business;

•	Similar industry, with a qualitative assessment of business fit; and

•	Similar business and organizational complexity, emphasizing companies having international revenue in excess of 25% of total revenue.

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For fiscal 2022, Meridian again reviewed the peer group and recommended no changes from the previous year’s membership. The resulting 23-company peer group used for fiscal 2022 pay decisions consists of the following companies (each of which was publicly traded, had updated proxy filings, remained within an appropriate size range with five-year average revenue within approximately one-third and three times the Company’s five-year average revenue, and did not have any pending mergers or acquisitions, bankruptcies, or other known current scandals that could diminish its effectiveness as a peer):

• Alamo Group, Inc.	• ESCO Technologies Inc.	• Kadant Inc.
• Albany International Corp.	• Federal Signal Corp.	• L.B. Foster Co.
• Altra Industrial Motion Corp	• Franklin Electric Co., Inc.	• Lydall, Inc.
• Astec Industries Inc.	• The Gorman-Rupp Co.	• Manitex International, Inc.
• CIRCOR International, Inc.	• Graco, Inc.	• Mueller Water Products, Inc.
• Columbus McKinnon Corp.	• Helios Technologies, Inc.	• NN, Inc.
• Douglas Dynamics, Inc.	• John Bean Technologies Corp.	• Standex International Corporation
• EnPro Industries, Inc.		• Twin Disc, Inc.

Based on its review and analysis, Meridian noted that the Company’s target total compensation was, on an aggregate basis, generally within a competitive range of the relevant market data.

Role of Management in Setting Compensation. In addition to reviewing the compensation of executive officers against the competitive market, the Committee also considers recommendations from the Company’s President and Chief Executive Officer regarding the total compensation for executive officers. Further, the Committee considered the historical compensation of each executive officer, from both a total compensation and a component by component basis, in setting the fiscal 2022 compensation for the executive officers.

Recoupment Policy. The Committee is of the view that awards of annual cash incentive and certain long-term incentive compensation awarded to executive officers should be adjusted in the event of restatements of the Company’s financial results. Accordingly, the Committee has adopted a policy that allows recoupment or repayment of annual cash incentive and certain long-term incentive compensation payments made to executive officers during the three years preceding the restatement of Company financial statements to the extent such payments exceeded the amounts that would have been payable based on the restated financial results. Conversely, the policy allows for additional payments to the extent the amounts paid as annual cash incentive and certain long-term incentive payments received in the three years preceding a restatement of Company financial statements were less than the amounts that would have been payable based on the restated financial results.

2022 Executive Compensation Program. The Company’s fiscal 2022 compensation program for its executive officers, including the executive officers named in the Summary Compensation Table included in this Proxy Statement, consisted of four basic components, which are (i) base salary, (ii) annual cash incentive awards, (iii) long-term incentive compensation and (iv) other employee benefits. The purposes of each of these components of executive compensation and the manner in which compensation for fiscal 2022 under these components was determined by the Committee for executive officers are as follows:

Base Salary. Base salaries are designed to provide executive officers with a competitive level of fixed compensation that is commensurate with the executive officer’s individual responsibility, experience, tenure and general performance of duties. Base salary levels are also subject to competitive pressures faced by the Company for attracting and retaining qualified executives to fill key positions in the different geographic regions where the Company’s executives reside. The Committee considers peer group and compensation survey information regarding base salary levels for executive officers with comparable positions and responsibilities in similar companies in order to maintain base salaries at competitive levels. In general, the Committee evaluates each executive officer’s base salary on an annual basis to determine if an increase from the prior fiscal year’s base salary is justified based on these criteria and considerations.

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In the first quarter of fiscal 2022, the Committee established the base salaries for each of the Named Executive Officers. With respect to the base salaries of Named Executive Officers other than Mr. Wood, the Committee considered Mr. Wood’s recommendations for salary adjustments and competitive salary information included in Meridian’s report on executive compensation. Mr. Wood made his recommendations for salary adjustments primarily based on individual performance and the Meridian report. The table below sets forth information about the fiscal 2022 base salary level for each of the Named Executive Officers:

Officer	Fiscal 2021 Base Salary	Salary Increase Amount	Salary Increase Percentage	Fiscal 2022 Base Salary

Mr. Wood	$650,000	$75,000	11.5%	$725,000

Mr. Ketcham	$393,000	$11,000	2.8%	$404,000

Mr. Oberto	$372,000	$10,000	2.7%	$382,000

Mr. Marion	$336,000	$9,000	2.7%	$345,000

Annual Cash Incentive Awards. The Company provided annual cash incentive awards to its executive officers under a Management Incentive Plan for fiscal 2022 (the “2022 MIP”) that was adopted by the Committee. The Company utilized the annual cash incentive awards under the 2022 MIP primarily to encourage its executive officers to achieve specific short-term financial goals of the Company. In addition, a portion of the annual cash incentive awards was tied to individual performance objectives established for each executive officer participating in the 2022 MIP. The Committee adopted the 2022 MIP and established the financial and individual goals for executive officers under the 2022 MIP during the first quarter of fiscal 2022.

The 2022 MIP established a target cash incentive amount for each Named Executive Officer (each a “Target Cash Incentive Award”). The Target Cash Incentive Awards were set as follows:

•	Mr. Wood – 100% of base salary

•	Mr. Ketcham – 65% of base salary

•	Messrs. Marion and Oberto – 55% of base salary for each

In each case, a Target Cash Incentive Award represents the total cash incentive a Named Executive Officer was entitled to receive if he had achieved 100% of the target levels under the financial performance component and individual performance component established for such Named Executive Officer under the 2022 MIP.

The financial performance component accounted for 80% of each Named Executive Officer’s potential annual cash incentive award. This component consisted of two subcomponents: revenue and operating margin. The Committee believed the use of revenue and operating margin would provide a good balance of financial objectives to promote maximum stockholder value. For each Named Executive Officer, the financial performance component was based 100% on consolidated Company financial performance.

For purposes of the annual cash incentive awards under the 2022 MIP, (i) revenue was defined as the Company’s fiscal 2022 operating revenues and (ii) operating margin was defined as the Company’s fiscal 2022 operating profit divided by the Company’s fiscal 2022 operating revenues. Each of the two subcomponents was to be calculated using the Company’s Consolidated Statement of Operations for the year ended August 31, 2022. The Committee chose to use revenue and operating margin as the financial performance measures for determining annual cash incentive awards under the 2022 MIP because it believed that the Named Executive Officers had significant influence over these measures, that these measures align the interests of officers with the creation of stockholder value, that these measures incentivize revenue growth as well as improving operating efficiency and profitability, and that these measures were well-understood by management and stockholders. Accordingly, each of the revenue subcomponent and the operating margin subcomponent was assigned a weighting of 50% by the Committee.

In general, the Committee seeks to establish target levels for financial performance goals based on the Company’s annual budget for the relevant fiscal year as approved by the Board of Directors.

Consistent with the terms of the 2022 MIP, actual results for the operating margin goal were adjusted to account for professional fees incurred in connection with exploring growth opportunities in the acquisition space. In the event that

PROPOSAL 1 ELECTION OF DIRECTORS

there had been any acquisitions made during fiscal 2022, (i) actual results for the selected financial performance goals would have been adjusted by subtracting the Board-approved business cases for such acquisitions for purposes of award payout calculations (which would serve to reward executives for better-than-business-case performance while holding executives accountable for lower-than-business-case performance), unless the Committee were to approve a modification to include any such items, and (ii) transaction costs would have been added back to profitability. In the event that there had been any divestitures made during fiscal 2022, (a) actual results for the selected financial performance goals would have been adjusted by including the Board-approved budgets (and removing actual performance results) for such divestitures for purposes of award payout calculations, unless the Committee were to approve a modification to exclude any such items, and (b) transaction costs would have been added back to profitability. Further, if a planned divestiture were not included in the budget, its financial performance metrics would not be included in the calculation of the financial performance goals so long as the divestiture was not completed by the end of the fiscal year. Transaction costs associated with any acquisition or divestiture considered, pursued, or closed shall be added back to profitability in the year or years in which such costs are incurred.

Under the 2022 MIP, a Named Executive Officer could earn a portion of his Target Cash Incentive Award if he achieved at least a threshold level of performance for any of the financial or individual performance components. Separate analyses were performed to determine the payout earned under the financial performance component and the individual performance component, and those two components were then added together to determine the final cash incentive awarded to a Named Executive Officer. The financial performance subcomponents are calculated according to a scale that provides varying percentage payouts for “threshold”, “intermediate”, “target” and “maximum” performance levels. If the Company fails to meet the “threshold” performance level for a specific financial performance subcomponent, then the Named Executive Officer will receive no payout under that specific subcomponent. Percentage payouts between the threshold, intermediate, target and maximum levels are linearly interpolated for each financial performance subcomponent.

For fiscal 2022, the following performance levels trigger the following percentage award payouts (calculated as a percentage of the Target Cash Incentive Award available under the overall Company financial performance component weighted at 80%):

	Revenue (50%)	Operating Margin (50%)	Award Payout for Financial Performance Subcomponent (as a % of Target Cash Incentive Award)

Maximum	$810.9 million	13.2%	200%

Target	$648.7 million	11.5%	100%

Intermediate	$583.8 million	10.3%	75%

Threshold	$519.0 million	9.2%	50%

Below Threshold	—	—	0%

The Committee also approved the use of individual performance objectives to determine 20% of the annual cash incentives under the 2022 MIP for each Named Executive Officer. The individual performance objectives were designed to focus on goals or initiatives that are intended to create longer-term value for the Company. Depending on the officer, these performance objectives relate to areas such as strategic acquisitions, market development, market share growth, and product development. Some of these individual performance objectives are objective and depend upon the accomplishment of specific measurable goals such as introduction of new products or identification of growth opportunities. Others are subjective in nature, such as performance objectives tied to operational improvements, return-to-work planning, or the strengthening of operational and sales capabilities.

The cash incentive award earned under the individual performance component is calculated based on the Named Executive Officer’s level of performance relative to his respective annual individual or team objectives. Calculated as a percentage of the Target Cash Incentive Award available under the individual performance component, a Named Executive Officer who meets all of his individual performance objectives will receive a 100% award payout, with award payouts ranging from 0% for not meeting any individual performance objectives to 200% for significantly exceeding all individual performance objectives.

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Both the financial and individual performance component calculations offer a range of payouts for performance that exceeds or falls short of the target levels. The Committee believes that this not only provides an incentive for executives to achieve performance that exceeds expectations, but it also provides constant motivation during down business cycles which can have detrimental effects on both financial performance and organizational health. By rewarding a range of performance, the Committee strives to partially counteract the cyclical nature of the Company’s business. Likewise, the payout of an earned award under one component or subcomponent is not contingent upon meeting a certain performance standard under any of the other components or subcomponents. For example, an executive who has met all of his financial performance objectives would still be entitled to receive a payout under the financial component even if the Company failed to meet the threshold individual performance objective. Similarly, an executive may receive a payout if the threshold level (or higher) is met for a specific financial performance subcomponent even if the executive failed to meet his individual performance objectives and/or the Company failed to meet the threshold levels for any of the other financial performance subcomponents. The following example demonstrates how a hypothetical executive officer’s annual cash incentive payment was calculated under the 2022 MIP:

An officer receiving a base salary of $300,000 (with a target incentive percentage of 55% of his base salary) would be eligible for a Target Cash Incentive Award of $165,000. $132,000 of that amount would be allocated to the Company’s financial performance component (80% of the Target Cash Incentive Award), whereas $33,000 of that amount would be allocated to the officer’s individual performance component (20% of the Target Cash Incentive Award). If the Company generated revenues of $648.7 million and an operating margin of 9.2%, and the officer met all of his individual performance objectives, he would receive a total cash incentive payout of $132,000, calculated as follows:

Company Financial Performance Component: $66,000A + $33,000B = $99,000

A	Revenue Subcomponent: $132,000 x 50% (weighting) x 100% (performance multiplier - target)

B	Operating Margin Subcomponent: $132,000 x 50% (weighting) x 50% (performance multiplier - threshold)

Individual Performance Component: $33,000 x 100% (performance multiplier – meets all objectives) = $33,000

Total Cash Incentive Earned: $99,000 + $33,000 = $132,000

During fiscal 2022, for purposes of the 2022 MIP, the Company recorded revenue of $770.7 million and operating margin of 12.4%. Based on these results, the overall Company Financial Performance Component payout percentage was 163.1% of target based on subcomponent payout percentages of 175% and 151% for each of the revenue (50%) and operating margin (50%) subcomponents, respectively. At a meeting in October 2022, the Committee certified the attainment of these measures used for the Financial Performance Component of the 2022 MIP. In addition, after the conclusion of fiscal 2022, Mr. Wood recommended scores to the Committee for each Named Executive Officer (including himself) under the Individual Performance Component of the 2022 MIP. The Committee then discussed and approved those scores, determining that the Named Executive Officers generally achieved their individual objectives and were entitled to performance multipliers under the Individual Performance Component of the 2022 MIP ranging from 92% to 100%.

The table below sets forth the 2022 MIP Target Cash Incentive Awards and actual payouts to each of the Named Executive Officers based upon fiscal 2022 performance.

Named Executive Officer	2022 MIP Target Cash Incentive Award	2022 MIP Actual Cash Incentive Award Payout	Percentage of Target Earned

Mr. Wood	$725,000	$1,090,777	150%

Mr. Ketcham	$262,600	$395,087	150%

Mr. Oberto	$210,100	$316,100	150%

Mr. Marion	$189,750	$282,637	149%

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Long-Term Incentive Compensation. Long-term incentive compensation is designed to reward the achievement of longer-term strategic objectives and align the financial interests of the Company’s executive officers with those of the Company’s stockholders. For fiscal 2022, the Committee approved a target dollar amount for the long-term incentive award for each of the Company’s Named Executive Officers which were allocated as follows:

•	one half in the form of performance stock units (“PSUs”),

•	one fourth in the form of restricted stock units (“RSUs”) and

•	one fourth in the form of nonqualified stock options.

The PSUs, RSUs and stock options were granted pursuant to the Company’s 2015 Long-Term Incentive Plan, which was approved by the stockholders at the Company’s annual stockholder meeting in January 2015. The Committee believes that this mix of PSUs, RSUs and stock options will continue to promote sustained long-term performance, goal alignment and retention.

In determining the number of PSUs, RSUs and stock options granted to the Named Executive Officers as part of their long-term incentive compensation for fiscal 2022, the Committee first established a dollar value of the total long-term incentive awards to be awarded to each Named Executive Officer assuming they achieved target performance levels for the PSUs. Based primarily on Meridian’s compensation assessment, the Committee established total long-term incentive award amounts as follows for fiscal 2022:

Mr. Wood	$1,750,000

Mr. Ketcham	$425,000

Mr. Oberto	$225,000

Mr. Marion	$225,000

The dollar value of the total long-term incentive awards for each Named Executive Officer above is within a reasonable range of the median level indicated in the Meridian competitive market data for that officer with adjustments to reflect the relative size and scope of responsibilities and other internal pay equity reasons.

The grant date values allocated to PSUs and RSUs were divided by the closing price of the Company’s common stock on the grant date ($145.93 as of October 25, 2021) to convert those dollar values into total numbers of stock units initially awarded to each Named Executive Officer. While the number of PSUs granted was based upon a target level, the actual number of PSUs actually earned may be as low as 0% if the Company fails to meet the threshold performance level for both performance measures. Alternatively, the number of PSUs actually earned may be as high as 200% if the Company meets or exceeds the maximum performance level for both performance measures. The dollar values allocated to stock options were converted to a number of stock options by using the Black-Scholes option pricing formula on the grant date.

Under the terms of the individual award agreements, both the PSUs and RSUs awarded to Named Executive Officers for fiscal 2022 are payable in common stock and provide the Named Executive Officers with special cash dividend equivalents which entitle them to receive any special cash dividend paid by the Company while the PSUs and RSUs are outstanding; provided, however, that any special cash dividend equivalents will be converted into additional units and will not be payable until all applicable vesting and performance conditions have been met. No cash payment or dividend equivalent will be payable in connection with any regular quarterly dividends. In addition, awards under the PSUs, RSUs and stock options are subject to certain anti-dilution adjustments in the event of a stock split, stock dividend, merger or other similar corporate transaction. The Committee has adopted a policy regarding the timing of grants of PSUs, RSUs and stock options to employees which generally provides that such grants will be made on an annual basis during the first quarter or at the beginning of the second quarter of the fiscal year and at least two business days after the Company has issued its full-year earnings release for the prior fiscal year.

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The specific terms of the PSU, RSU and stock option grants made to the Named Executive Officers for fiscal 2022 are as follows:

Performance Stock Unit (PSU) Awards. PSUs represent a right to receive a certain target number of shares of the Company’s common stock at a specified time in the future if certain performance objectives have been met during the specified performance period leading up to the payout of the PSU. PSUs are, therefore, designed to reward achievement of specific performance objectives over this period. Historically, the Committee has awarded PSUs with a threshold payout of 50% of the target number and a maximum payout of 200% of the target number. In addition to requiring satisfaction of the applicable threshold performance levels, PSUs are only payable if the recipient remains employed with the Company until payout occurs after the end of the performance period (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below).

Each PSU awarded in fiscal 2022 has a three-year performance period running through the end of fiscal 2024 (i.e. August 31, 2024) with any earned PSUs cliff vesting on November 1, 2024. The Committee selected a three-year performance period because measuring performance over a long period would be less affected by cyclical variations in the Company’s business and one-time events. The Committee felt that a three-year period was commonly used by similar companies for this reason. The Committee chose total stockholder return relative to a select peer group (“Relative Total Stockholder Return”) and return on invested capital (“ROIC”), each equally weighted, as the performance measures to be used to determine PSU payouts for the three-year performance period.

Ultimately, the Committee chose to base PSU payouts on Relative Total Stockholder Return and ROIC because it determined that they align executives’ potential payouts with stockholder value creation and continue to encourage the efficient use of capital. Additionally, these performance measures could be easily quantified and calculated for the purposes of determining whether the Company had met the necessary performance requirements. The Committee assigned equal weighting to Relative Total Stockholder Return and ROIC for purposes of determining PSU payouts in order to drive profitable growth and focus on appropriate asset management. Although the Committee feels that Relative Total Stockholder Return and ROIC reasonably approximate the connection between executive performance and stockholder value, future developments could possibly prompt the Committee to make subsequent PSU awards according to different performance measures.

For purposes of PSUs awarded in fiscal 2022, “Total Stockholder Return” means with respect to the Company or other entities (if measured on a relative basis), (i) the change in the market price of the entity’s common stock (as measured by the average of the closing prices for the entity’s common stock over the 20 trading days prior to the end and the beginning of the three-year performance period), divided by (ii) the beginning market price (as measured by the average of the closing prices for the entity’s common stock over the 20 trading days prior to the beginning of the three-year performance period), all of which is adjusted for any changes in equity structure, including but not limited to stock splits and stock dividends. “Relative Total Stockholder Return” is calculated by comparing the Company’s Total Stockholder Return to the Total Stockholder Returns of 29 peer companies from the S&P Small Cap Machinery group, the Agriculture and Farm Machinery industries, and other entities commonly understood to be the Company’s competitors, the stock of which is believed to be exposed to and react to similar external and industry forces as the Company’s common stock. The resulting 29-company peer group used for the Relative Total Stockholder Return analysis consists of the following companies:

• AGCO Corporation	• EnPro Industries, Inc.	• Proto Labs, Inc.
• Alamo Group Inc.	• ESCO Technologies Inc.	• SPX Corporation
• Albany International Corp.	• Federal Signal Corporation	• SPX FLOW, Inc.
• Astec Industries, Inc.	• Franklin Electric Co., Inc.	• Standex International Corp.
• Barnes Group Inc.	• The Greenbrier Companies, Inc.	• Tennant Company
• Chart Industries, Inc.	• Hillenbrand, Inc.	• Titan International, Inc.
• CIRCOR International, Inc.	• John Bean Technologies Corp.	• The Toro Company
• CNH Industrial N.V.	• Meritor, Inc.	• Valmont Industries
• Deere & Company	• Mueller Industries, Inc.	• Wabash National Corp.
• Enerpac Tool Group Corp.		• Watts Water Technologies, Inc.

In the event a member of the above peer group experiences a bankruptcy, that entity shall remain in the peer group but shall drop to the bottom of the ranking (i.e., lowest Total Stockholder Return). In the event that a member of the above peer group is acquired or delisted, that entity shall be removed from the peer group.

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For purposes of PSUs awarded in fiscal 2022, “ROIC” is calculated in the following manner:

Net Operating Income After Tax

(Average* Invested Capital**)

*	- This average will be computed using the beginning and ending amounts of Invested Capital for the applicable performance period.
**	- Invested Capital means Total Interest-Bearing Debt plus Shareholders’ Equity.

In the event of an acquisition, actual financial results will be adjusted in the year in which the acquisition occurs for purposes of calculating ROIC by subtracting the Board-approved business case for each acquisition, unless the Committee approves a modification to include any such items. In the event of a divestiture, actual financial results will be adjusted in the year in which the divestiture occurs for purposes of calculating ROIC by including the Board-approved budget (and removing actual performance results) for each divestiture, unless the Committee approves a modification to include any such items. If a planned divestiture is not included in the budget, its financial performance metrics will not be included in the calculation of ROIC if the divestiture is not completed by the end of the applicable budget year. Transaction costs associated with any acquisition or divestiture considered, pursued, or closed shall be added back to profitability in the year or years in which such costs are incurred.

The Committee has established the following three-year average performance measures for Relative Total Stockholder Return and ROIC for the PSUs awarded in fiscal 2022:

	Total Stockholder Return (50% weight)	ROIC (50% weight)	Payout as % of Target

Maximum	75th Percentile	13%	200%

Target	50th Percentile	11%	100%

Threshold	25th Percentile	9%	50%

Below Threshold	—	—	0%

To the extent the Company’s three-year absolute Total Stockholder Return is negative but relative performance is above the 50th percentile, the total percentage of PSUs to be eligible to be settled pursuant to the Relative Total Stockholder Return subcomponent shall be capped at the “target” amount.

The Committee selected target performance measures that were aligned with the long-term target financial performance goals communicated by the Company to its stockholders in the 2021 Annual Report. The Committee attempted to establish maximum and threshold performance levels that would appropriately reward the Named Executive Officers for exceptional performance, while also providing them with continued motivation in the event that market factors or down periods make it impossible to meet target performance levels. Percentage payouts between the threshold, target and maximum levels are linearly interpolated for each financial performance subcomponent. A partial PSU payout can be earned by the Named Executive Officers as long as the Company achieves the threshold performance for one of the performance factors even if the Company does not achieve threshold performance for the other performance factor.

The Committee also has discretion to adjust the payout calculation in order to reduce (but not increase) the number of PSUs earned to take into account any unanticipated events including, but not limited to, extraordinary or non-recurring items, changes in tax laws, changes in generally accepted accounting principles, impacts of discontinued operations and restatements of prior period financial results.

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The following is an example of how the payout of PSUs would be calculated for a hypothetical executive officer who received a total award of 1,000 PSUs in fiscal 2022.

Assume that the Company achieves (i) Relative Total Stockholder Return at the 50th percentile and (ii) three-year average ROIC of 9%. Accordingly, the executive will earn 750 shares of common stock on the vesting date of November 1, 2024, calculated as follows:

PSU Payout Calculation: 500 shares A + 250 shares B = 750 shares

A	Relative Total Stockholder Return Subcomponent: 1,000 PSUs x 50% (weighting) x 100% (performance multiplier - target)

B	ROIC Subcomponent: 1,000 PSUs x 50% (weighting) x 50% (performance multiplier - threshold)

In the event of a change in control of the Company, the PSUs will vest pro-rata based on the amount of time elapsed during the performance period prior to the change of control transaction. The payout, if any, will be based on the probable or expected level of achievement with respect to the applicable performance measures at the time of the change in control (i.e., Relative Total Stockholder Return and ROIC). If any of the Company’s financial statements are restated before the payout of PSUs as the result of errors, omissions or fraud, for any fiscal year during the three-year performance period, such restated results will be used to recalculate any PSU conversions made at the expiration of the performance period.

Fiscal 2020-2022 Performance. The end of fiscal 2022 marked the end of the three-year performance period for PSUs granted in fiscal 2020. For this performance period, the Company achieved three-year Relative Total Stockholder Return in the 79th percentile (resulting in a maximum 200% payout for this component) and three-year average Return on Invested Capital of 12.0% (also resulting in a maximum 200% payout for this component), which equated to a cumulative payout percentage of 200% of target. In accordance with the terms of the PSUs earned for this performance period, Mr. Wood was issued 3,918 shares of common stock (resulting from 1,959 PSUs awarded in fiscal 2020), Mr. Ketcham was issued 3,918 shares of common stock (resulting from 1,959 PSUs awarded in fiscal 2020), Mr. Oberto was issued 2,382 shares of common stock (resulting from 1,191 PSUs awarded in fiscal 2020), and Mr. Marion was issued 1,852 shares of common stock (resulting from 926 PSUs awarded in fiscal 2020). No payouts have yet been earned with respect to the PSUs awarded in fiscal 2021 and fiscal 2022 which have three-year performance periods ending at the end of fiscal 2023 and fiscal 2024, respectively.

For PSUs granted in fiscal 2020, “Relative Total Stockholder Return” and “Return on Invested Capital” or “ROIC” were calculated in the same manner as described above for PSUs granted in fiscal 2022. For purposes of calculating Relative Total Stockholder Return, one member of the originally approved peer group experienced a bankruptcy and thus remained in the peer group for PSUs granted in fiscal 2020 but dropped to the bottom of the ranking (i.e., lowest Total Stockholder Return) and two members of the originally approved peer group were acquired and thus removed from the peer group for PSUs granted in fiscal 2020. Otherwise, except for the inclusion of Art’s-Way Manufacturing Co. and Harsco Corporation (which have since been removed from the Company’s peer group for PSUs granted in fiscal 2022) and the non-inclusion of Meritor, Inc. (which was subsequently added to the Company’s peer group for PSUs granted in fiscal 2022), the peer group for PSUs granted in fiscal 2020 was identical to the peer group identified above for PSUs granted in fiscal 2022.

Restricted Stock Unit (RSU) Awards. For the previously discussed reasons, the Committee determined that one quarter of each Named Executive Officer’s long-term incentive award should consist of RSUs. RSUs represent a right to receive a certain number of shares of the Company’s common stock at a specified time in the future, but are not conditioned upon achieving any specific performance objectives, and are only payable if the recipient remains employed by the Company at the end of the vesting period leading up to the payout of the RSU (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below). RSUs are designed primarily to encourage retention of executive officers and key employees.

The RSUs awarded in fiscal 2022 vest according to a three-year schedule, with one-third of the RSUs vesting on November 1 of each fiscal year following the fiscal year of their award contingent upon the Named Executive Officer’s continued employment with the Company. Upon vesting, each RSU converts into a share of the Company’s common stock. There will be no acceleration of vesting of these RSUs upon a change in control unless (i) such awards are not assumed or substituted by the acquirer or (ii) the acquirer’s securities are not publicly traded in the United States, in which case, vesting would be fully accelerated.

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Nonqualified Stock Option Awards. Nonqualified stock options represent an option to purchase shares of the Company’s common stock at an option price equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date. Stock options have a 10-year term and, in order to be consistent with other long-term equity awards, stock options awarded in fiscal 2022 vest and become exercisable ratably over a 3-year period (one-third each year) on November 1 of the next three calendar years following the grant date contingent upon the Named Executive Officer’s continued employment with the Company (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below). The stock options are designed to motivate executives to increase stockholder value as the stock options will only have value if stockholders also benefit from increasing stock prices.

The nonqualified stock options awarded in fiscal 2022 have an option price of $145.93, which is equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date of October 25, 2021. No stock option may be exercised more than 10 years from the date of grant. There will be no acceleration of vesting of these stock options upon a change in control unless (i) such awards are not assumed or substituted by the acquirer or (ii) the acquirer’s securities are not publicly traded in the United States, in which case, vesting would be fully accelerated.

Stock Ownership Guidelines. The Committee intends that annual grants of long-term incentive awards will create a layering effect that will provide constant motivation and alignment of executive and stockholder interests extending into the future and will support executive retention. In December 2014, the Board adopted formal stock ownership guidelines applicable to all members of senior management. Each Named Executive Officer is expected to reach his respective ownership guideline within seven years after the date of his appointment as an officer. In addition to shares owned by the executive, outstanding RSUs and in-the-money stock options, net of taxes and exercise price, are counted toward the ownership guideline. PSUs are not counted toward the ownership guideline until they are earned, vested and distributed to the executive. The following table sets forth the applicable stock ownership guideline for each Named Executive Officer and the current ownership multiple for such officer as of November 14, 2022.

Named Executive Officer	Stock Ownership Guideline (multiple of Salary)	Current Ownership (multiple of Salary)(1)

Mr. Wood(2)	5x	4.3x

Mr. Ketcham	3x	4.9x

Mr. Oberto(3)	2x	1.3x

Mr. Marion	2x	2.7x

(1)	Based on the 200-day average daily closing price of a share of the Company’s common stock on the NYSE ending on November 14, 2022 ($143.93) and executive salaries in effect on November 14, 2022.

(2)

Mr. Wood has been employed by the Company since March 2008, but has only served as an officer since May 2016 and has only been subject to his current ownership requirement since he was appointed as President and Chief Executive Officer in January 2021.

(3)	Mr. Oberto has been employed by the Company since September 2019, but has only served as an officer since he was appointed to such role in September 2020.

Anti-Pledging/Hedging Policy. Please carefully review the “Corporate Governance—Hedging and Pledging” section of this Proxy Statement above for a detailed discussion of the Company’s pledging and hedging policy.

Other Employee Benefits. The Company also provides certain other benefits to its Named Executive Officers in the normal course of business as appropriate to be competitive with market practice. In addition to this standard benefits package, Named Executive Officers are provided supplemental life insurance coverage and offered participation in a concierge executive health program. Beginning in fiscal 2022, Named Executive Officers may also participate in an annual executive physical program that provides each of them with a comprehensive health and wellness examination that goes beyond the standard physical examinations covered by most insurance programs and which reduces the risk for a significant business disruption by striving to prevent and/or timely treat executive illness. In fiscal 2022, the Company also adopted a nonqualified deferred compensation plan to allow a select group of eligible participants, including all Named Executive Officers, to elect to defer a portion of their compensation without regard to the tax code limitations applicable to tax-qualified plans. Additional information regarding the deferred compensation plan is included under “Nonqualified Deferred Compensation” below.

Other benefits provided to the Named Executive Officers are those which are generally available to all employees of the Company, subject to the satisfaction of certain eligibility requirements, such as participation in Company-sponsored

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health and dental insurance, life insurance and disability benefits, and the employee stock purchase plan. The Company and employee participants share in the cost of these programs. The Company maintains a qualified 401(k) retirement plan to which the Company makes matching contributions corresponding to employee contributions. The Company’s Named Executive Officers are eligible to participate in each of these employee benefit plans.

See the Summary Compensation Table for additional information about the value of benefits and perquisites provided to Named Executive Officers in fiscal 2022.

Termination Payments. The Company is party to arrangements with its Named Executive Officers that provide for termination payments under several possible scenarios, including payments that are triggered by a change in control of the Company.

For all equity awards issued and outstanding under the Company’s 2015 Long-Term Incentive Plan, there will be no acceleration of vesting of RSUs and options upon a change in control unless (i) such awards are not assumed or substituted by the acquirer or (ii) the acquirer’s securities are not publicly traded in the United States, in which case, vesting would be fully accelerated. In the event of a change in control of the Company, outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the Named Executive Officers held the PSUs prior to the change in control transaction and will be paid out based on the probable or expected level of Relative Total Stockholder Return and ROIC at the time of the change in control.

The Company has entered into employment agreements with each Named Executive Officer which do provide for certain additional compensation to them if their employment with the Company is terminated without cause. All termination provisions are designed to provide these executive officers with cash to provide for their living expenses in situations where their employment was not terminated voluntarily or for cause.

As provided in Mr. Wood’s employment agreement, if Mr. Wood’s employment is terminated without cause other than at any time within one year following a change of control, he will receive severance compensation equal to one and one-half times the sum of his annual base salary plus target bonus. If Mr. Wood is terminated without cause within one year following a change in control, then he will receive severance compensation equal to three times the sum of his annual base salary plus target bonus.

In the case of Messrs. Ketcham, Oberto, and Marion, each of them will be entitled to receive a lump sum payment equal to his annual salary if his employment is terminated without cause other than at any time within one year following a change in control or the sum of his annual salary plus target bonus if his employment is terminated without cause or if he terminates his employment for good reason within one year following a change in control.

Potential Payments Upon Termination or Change in Control. The following tables set forth the estimated amount of the benefits that each of the Named Executive Officers would have received under a variety of hypothetical termination and change in control scenarios occurring on August 31, 2022. All of the information presented in the following tables is provided for illustrative purposes only.

TERMINATION SCENARIOS NOT INVOLVING A CHANGE IN CONTROL

	Termination of NEO’s employment by the Company without Cause occurring on August 31, 2022:		Termination of NEO’s employment by reason of the NEO’s death or disability occurring on August 31, 2022:
Name	Cash Payment ($)(1)	Accelerated Equity Awards ($)(2)	Cash Payment ($)	Death/Disability Benefit ($)(3)	Accelerated Equity Awards ($)(4)

Randy A. Wood	$2,175,000	—	—	$1,000,000	$2,306,791

Brian L. Ketcham	$404,000	—	—	$904,000	$1,050,738

Gustavo E. Oberto	$382,000	—	—	$882,000	$640,317

J. Scott Marion	$345,000	—	—	$845,000	$509,907

(1)

These amounts represent the payments that the Named Executive Officers (“NEOs”) would receive under their employment agreements if the Company should terminate their employment without Cause prior to a Change in Control (each as defined in the applicable employment agreement).

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(2)

The NEOs’ RSU and PSU award agreements both require that an NEO must remain employed with the Company on the scheduled RSU and PSU vesting date. In this scenario, if an NEO’s employment with the Company were to terminate on August 31, 2022, then that NEO would automatically forfeit the entirety of his previously issued and outstanding RSUs and PSUs.

(3)

These amounts represent the amount of life insurance benefits that the NEO’s designated beneficiaries would receive upon the NEO’s death under life insurance coverage provided by the Company. The amounts do not include any additional benefits which might be paid out under supplemental coverage purchased by the NEOs on their own accord through the Company. The Company also provides disability insurance for the NEOs. In the event of a complete disability, the NEOs would first receive six months of short term disability benefits through regular payroll equal to 75% of their base salary. The disabled NEOs would then receive monthly long-term payments equal to 66.7% of their monthly base salary capped at $12,500 a month, continuing until they reach age 65.

(4)

These amounts represent (i) the value of PSU and RSU awards which would convert into shares of Company common stock, and (ii) the in-the-money value of unvested stock options that would vest following the termination of an NEO’s employment as a result of the NEO’s death or complete disability. These amounts do not include the value of stock options that had already vested prior to the triggering event. Following a termination as a result of death or complete disability, (a) unvested stock options will become fully vested, (b) outstanding RSUs will automatically convert into one share of Company common stock, and (c) outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the NEOs held the PSUs prior to termination by reason of death or complete disability and will be paid out based on the probable or expected level of achievement with respect to the applicable performance measures at the time of termination by reason of death or complete disability (i.e., Relative Total Stockholder Return and ROIC). For illustrative purposes, these amounts were calculated assuming that the Company would have achieved a “target” level performance during the period prior to the termination by death or complete disability and that it would be probable and expected following the termination for the Company to continue that “target” performance for the remainder of the PSUs award period. These amounts were calculated using the $160.36 closing price of the Company’s common stock on the assumed date of termination by reason of death or complete disability of August 31, 2022.

CHANGE IN CONTROL SCENARIOS

Scenario 1–The Company
undergoes a Change in  Control on
August 31, 2022, where (i) the
Company does not terminate the
NEO’s employment without Cause
and (ii) the NEO does not terminate
his  employment with Good Reason,
and (iii) the NEO’s awards are
assumed or substituted by an
acquirer with securities that are
publicly traded in the
United States.	Scenario 2–The Company
undergoes a Change in  Control on
August 31, 2022, where (i) the
Company does not terminate  the
NEO’s employment without Cause
and (ii) the NEO does not terminate
his  employment with Good Reason,
and (iii)(a) the NEO’s equity awards
are not assumed or  substituted by the
acquirer and/or (b) the acquirer’s
securities are not publicly traded  in
the United States.	Scenario 3–The Company
undergoes a Change in
Control on August 31, 2022
and on that same date the
Company either terminates the
NEO’s employment without
Cause or the NEO terminates
his employment with Good
					Reason.
Name	Cash Payment ($)	Accelerated Equity Awards ($)(1)	Cash Payment ($)	Accelerated Equity Awards ($)(1)	Cash Payment ($)(2)	Accelerated Equity Awards ($)(1)

Randy A. Wood	—	$1,868,301	—	$2,306,791	$4,350,000	$2,306,791

Brian L. Ketcham	—	$829,649	—	$1,050,738	$666,600	$1,050,738

Gustavo E. Oberto	—	$504,920	—	$640,317	$534,750	$640,317

J. Scott Marion	—	$403,252	—	$509,907	$592,100	$509,907

(1)

These amounts represent (i) the value of PSU and RSU awards which would convert into shares of Company common stock, and (ii) the in-the-money value of unvested stock options that would vest upon a Change in Control. These amounts do not include the value of stock options that had already vested prior to the triggering event. Following a Change in Control, with respect to all equity awards issued under the Company’s 2015 Long-Term Incentive Plan that are assumed or substituted by an acquirer with securities that are publicly traded in the United States, (a) there will be no acceleration of vesting of stock options or RSUs and (b) outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the NEOs held the PSUs prior to the Change in Control transaction and will be paid out, as applicable, based on the probable or expected level of achievement with respect to the applicable performance measures at the time of the Change in Control (i.e., Relative Total Stockholder Return and ROIC). Following a Change in Control, with respect to all equity awards issued under the Company’s 2015 Long-Term Incentive Plan that are not assumed or substituted by an acquirer or if an acquirer’s securities are not publicly traded in the United States: (I) unvested stock options will become fully vested, (II) outstanding RSUs will automatically convert into one share of Company common stock, and (III) outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the NEOs held the PSUs prior to the Change in Control transaction and will be paid out, as applicable, based on the probable or expected level of achievement with respect to the applicable performance measures at the time of the Change in Control (i.e., Relative Total Stockholder Return and ROIC). For illustrative purposes, these amounts were calculated assuming that the Company would have achieved a “target” level performance during the period prior to the Change in Control and that it would be probable and expected following the Change in Control for the Company to continue that “target” performance for the remainder of the PSUs award period. These amounts were calculated using the $160.36 closing price of the Company’s common stock on the assumed Change in Control date of August 31, 2022.

PROPOSAL 1 ELECTION OF DIRECTORS

(2)

These amounts represent the payments that each NEO with an effective employment agreement would receive under his employment agreement if the Company should terminate his employment without Cause or if he should terminate his employment with Good Reason (each as defined in the applicable employment agreement) within one year following a Change in Control.

Tax Considerations. The Committee considers the impact of applicable tax laws with respect to executive compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to the chief executive officer and certain other Named Executive Officers. Prior to the effectiveness of the Tax Cuts and Jobs Act of 2017, the deduction limit did not apply to performance-based compensation, provided that certain conditions were satisfied. However, the Tax Cuts and Jobs Act of 2017 eliminated the Section 162(m) provisions exempting performance-based compensation from the $1 million deduction limit, subject to an exception for remuneration pursuant to a written binding contract which was in effect on November 2, 2017. As a result, while the Committee attempted to preserve, to the extent practicable, the deductibility of all compensation payments to the Company’s executive officers until the tax law change, the Company is generally no longer able to take a deduction for any annual compensation paid to its current or former Named Executive Officers in excess of $1 million and does not limit executive compensation to amounts deductible under Section 162(m).

Compensation Committee Report

The Company’s Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

David B. Rayburn, Chairperson

Robert E. Brunner

Pablo Di Si

Consuelo E. Madere

Pay Ratio Information

The Company is providing the following information about the relationship of the annual total compensation of its employees and the annual total compensation of its Chief Executive Officer for fiscal 2022. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with applicable securities regulations.

Randy A. Wood served as Chief Executive Officer in fiscal 2022.

On August 31, 2022 (the “Pay Ratio Date”), the Company had approximately 683 U.S. employees and 579 non-U.S. employees, for a total of 1,262 employees. This population consisted of the Company’s full-time, part-time, seasonal and temporary employees. In determining the median employee, the Company excluded from its employee population all of its 31 employees then located in Italy pursuant to a de minimis exemption permitted under Securities and Exchange Commission rules.

To identify the median employee from the Company’s employee population, a comparison was made of the amount of base salary and wages plus target cash bonus for each employee who was employed on the Pay Ratio Date as reflected in payroll records from September 1, 2021 to August 31, 2022, excluding the Company’s Chief Executive Officer. The compensation was annualized for employees who were hired during the measurement year but did not work for the Company the entire year, excluding seasonal and temporary employees. No cost-of-living adjustments were made in identifying the median employee.

The identified median employee was a full-time employee. After the median employee was identified, such employee’s annual total compensation was calculated using the same methodology used for the Company’s Named Executive Officers as set forth in the Summary Compensation Table.

For fiscal 2022, the total compensation for Mr. Wood was $3,567,633 and the annual total compensation for the median employee was $55,195, which resulted in a ratio of 64.6 to 1.

PROPOSAL 1 ELECTION OF DIRECTORS

The Securities and Exchange Commission rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. The Company believes that the calculated ratios are reasonable estimates calculated in a manner consistent with the pay ratio disclosure requirements. The pay ratios reported by other companies, including those within the Company’s peer group and industry, may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

This information is being provided for the purposes of compliance with the pay ratio disclosure requirement. Neither the Human Resources and Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

Executive Compensation

The table below sets forth information regarding all forms of compensation earned by the Company’s Named Executive Officers during the last three fiscal years. In reviewing the table, please note the following:

• Mr. Wood was appointed as the Company’s President and Chief Executive Officer effective January 1, 2021.

• Mr. Oberto has been employed by the Company since September 2019, but has only served as an executive officer since he assumed primary responsibility for Global Agricultural Irrigation in September 2020.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All other Compensation ($)		Total ($)

Randy A. Wood	2022	719,279	1,311,505	436,696	1,090,777	9,374	(4)	3,567,631
President and Chief Executive Officer (January 2021 – Present) Chief Operating Officer (September 2020 – December 2020) President – Irrigation (May 2016 – September 2020)	2021	567,608	826,466	264,114	536,440	8,523		2,203,151
	2020	401,700	289,242	92,479	331,243	8,764		1,123,428

Brian L. Ketcham	2022	405,336	318,317	106,091	395,087	16,241	(5)	1,241,072
Senior Vice President and	2021	389,512	298,986	92,500	225,777	11,351		1,018,126
Chief Financial Officer	2020	382,781	289,242	92,479	315,587	14,143		1,094,232

Gustavo E. Oberto	2022	383,322	168,422	56,181	316,100	2,767	(7)	926,792
President – Irrigation (September 2020 – Present)(6)	2021	364,796	200,931	62,499	211,520	2,673		842,419

J. Scott Marion	2022	347,233	168,422	56,181	282,637	13,878	(8)	868,351
President – Infrastructure	2021	336,962	141,388	43,750	192,318	11,639		726,057
	2020	315,375	136,738	43,737	267,796	10,174		773,820

(1)

These awards consist of both RSUs and PSUs granted under the Company’s 2015 Long-Term Incentive Plan. The RSUs vest 33 1/3% per year over three years and the PSUs cliff vest on November 1 following the end of their respective three-year performance periods. The amount shown reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC 718”), Stock Compensation, assuming a payout at target for equity incentive plan awards. Assuming the maximum level of performance was achieved for the PSUs awarded in fiscal 2022, the grant date fair value of these awards would have been: Mr. Wood, $1,737,191; Mr. Ketcham, $421,686; Mr. Oberto, $223,088; and Mr. Marion, $223,088.

PROPOSAL 1 ELECTION OF DIRECTORS

(2)

These awards consist of stock option awards granted under the Company’s 2015 Long-Term Incentive Plan. Stock options vest 33 1/3% per year over three years on November 1 of each year following the date of grant. The amounts shown reflect the grant date fair value as computed in accordance with ASC 718, Stock Compensation. The assumptions used to calculate the grant date fair value of stock option awards are included in Note 19 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2022.

(3)	These amounts represent annual cash incentive awards received under the Company’s Management Incentive Plan for each fiscal year.

(4)

Consists of $5,231 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2022, $1,355 in premiums for supplemental life insurance for fiscal 2022, and $2,788 in fees for participation in a concierge executive health program.

(5)

Consists of $9,035 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2022, $4,417 in premiums for supplemental life insurance for fiscal 2022, and $2,788 in fees for participation in a concierge executive health program.

(6)	Mr. Oberto has been employed by the Company since September 2019 and was appointed as an executive officer of the Company effective September 1, 2020.

(7)

Consists of $1,763 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2022 and $1,004 in premiums for supplemental life insurance for fiscal 2022.

(8)

Consists of $8,992 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2022, $1,539 in premiums for supplemental life insurance for fiscal 2022, and $3,346 in fees for participation in a concierge executive health program.

The following table sets forth information concerning each grant of an award made to the Company’s Named Executive Officers during the last completed fiscal year under the Company’s 2015 Long-Term Incentive Plan and Management Incentive Plan for fiscal 2022.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date	Number of Non-Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Under- lying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant date fair value of stock and option awards ($)(6)
				Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Randy A. Wood	10/25/21	10/25/21	—	362,500	725,000	1,450,000	2,998	5,996	11,992	2,998	10,447	$145.93	$41.88
Brian L. Ketcham	10/25/21	10/25/21	—	131,300	262,600	525,200	727	1,455	2,910	728	2,538	$145.93	$41.88
Gustavo E. Oberto	10/25/21	10/25/21	—	105,050	210,100	420,200	385	770	1,540	385	1,344	$145.93	$41.88
J. Scott Marion	10/25/21	10/25/21	—	94,875	189,750	379,500	385	770	1,540	385	1,344	$145.93	$41.88

(1)

Amounts reflect grants made under the Management Incentive Plan for fiscal 2022 (the 2022 MIP is discussed in the “Compensation Discussion and Analysis” section). Actual payouts earned under the program for fiscal 2022 can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

These awards consist of PSUs granted in fiscal 2022 under the Company’s 2015 Long-Term Incentive Plan for the fiscal 2022 to fiscal 2024 performance period. The amounts shown equal the aggregate number of shares of common stock into which the PSUs will convert if certain threshold, target and maximum performance objectives are met.

(3)

These awards consist of RSUs granted in fiscal 2022 under the Company’s 2015 Long-Term Incentive Plan. The amounts shown equal the aggregate number of shares of common stock into which the RSUs will convert if the grantee maintains his employment with the Company for the entire vesting period. These RSUs vest according to a three-year schedule, with one-third of the RSUs vesting on November 1 of each fiscal year following the fiscal year of the award.

(4)

These awards consist of stock options granted in fiscal 2022 under the Company’s 2015 Long-Term Incentive Plan. The amounts shown equal the aggregate number of shares of common stock into which the stock options will convert if the grantee maintains his employment with the Company for the entire vesting period. These options vest according to a three-year schedule, with one-third of the options vesting on November 1 of each fiscal year following the fiscal year of the award.

(5)	The exercise price is the closing price of the Company’s common stock on the date of grant.

(6)

Amounts are computed in accordance with ASC 718, Stock Compensation. PSUs are valued assuming a payout at target. The assumptions used to calculate the grant date fair value of stock option awards are included in Note 19 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2022.

PROPOSAL 1 ELECTION OF DIRECTORS

The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of the Company’s Named Executive Officers that were outstanding as of the end of the last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Been Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Exercisable	Unexercisable

Randy A. Wood	3,809	—	—	$78.23	10/21/2026
	3,840	—	—	$91.56	10/31/2027
	3,743	—	—	$91.82	10/22/2028
	2,550	1,275	—	$94.41	10/31/2029
	1,005	2,010	—	$110.42	10/26/2030
	1,569	3,140	—	$127.47	1/4/2031
	—	10,447	—	$145.93	10/25/2031
						4,781	(2)	$766,681
									12,323	(3)	$1,976,116

Brian L. Ketcham	3,999	—	—	$78.23	10/21/2026
	3,840	—	—	$91.56	10/31/2027
	3,743	—	—	$91.82	10/22/2028
	2,550	1,275	—	$94.41	10/31/2029
	1,005	2,010	—	$110.42	10/26/2030
	—	2,538	—	$145.93	10/25/2031
						1,613	(2)	$258,661
									5,089	(3)	$816,072

Gustavo E. Oberto	1,550	776	—	$94.41	10/31/2029
	611	1,223	—	$110.42	10/26/2030
	57	114	—	$127.47	1/4/2031
	—	1,344	—	$145.93	10/25/2031
						957	(2)	$153,465
									3,077	(3)	$493,428

J. Scott Marion	413	—	—	$76.37	10/25/2023
	1,639	—	—	$90.71	1/30/2028
	1,770	—	—	$91.82	10/22/2028
	1,206	603	—	$94.41	10/31/2029
	475	951	—	$110.42	10/26/2030
	—	1,344	—	$145.93	10/25/2031
						804	(2)	$128,929
									2,488	(3)	$398,976

(1)	The market value of unearned shares is calculated using $160.36 per share, which was the closing market price of the Company’s common stock on the NYSE on the last trading day of fiscal 2022.

(2)

These awards consist of RSUs granted under the Company’s 2015 Long-Term Incentive Plan. These RSUs vest 33 1/3% per year, vesting ratably on each November 1 following the end of the fiscal year of their respective grant date.

(3)

These awards consist of PSUs granted under the Company’s 2015 Long-Term Incentive Plan. These PSUs cliff vest on November 1 following the end of their respective three-year performance period. Each PSU converts into one share of common stock if target levels of performance are achieved, but may ultimately convert into a larger or smaller amount of stock depending upon actual performance achieved over the relevant three-year performance period.

PROPOSAL 1 ELECTION OF DIRECTORS

The following table sets forth information concerning exercised options and vesting of stock awards for each of the Company’s Named Executive Officers as of the end of the last completed fiscal year.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)

Randy A. Wood	—	—	3,403	504,461

Brian L. Ketcham	—	—	2,955	438,049

Gustavo E. Oberto	—	—	383	56,776

J. Scott Marion	960	67,301	1,397	207,091

(1)

These awards consist of the portion of RSUs granted during fiscal 2019, 2020 and 2021 that vested and converted into shares of common stock during fiscal 2022. The value realized upon vesting was calculated by multiplying the number of vesting RSUs by the $148.24 closing price of the Company’s common stock on November 1, 2021.

Pension Benefits

The Company does not provide for any defined benefit and actuarial pension plans for its Named Executive Officers. Accordingly, no tabular disclosure is being provided under this heading.

Nonqualified Deferred Compensation

The Human Resources and Compensation Committee approved the Lindsay Corporation Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) pursuant to an Adoption Agreement executed on April 30, 2022. The Deferred Compensation Plan, effective May 1, 2022, is an unfunded, non-qualified deferred compensation plan intended to be exempt from the vesting, funding and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended. The Deferred Compensation Plan allows a select group of eligible participants, including all Named Executive Officers, to elect to defer the receipt of up to 80% of their base salaries and up to 100% of their bonuses, and to receive such deferred compensation in the form of a lump sum or periodic annual installments at certain future dates as elected by the participant or upon the occurrence of certain events such as death or six months following separation from service, including in the event of an unforeseeable emergency, as defined in the Deferred Compensation Plan. Participant contributions will be fully vested at all times. Employer contributions will not be made under the Deferred Compensation Plan. Deferral and distribution elections are made by participants in accordance with the Deferred Compensation Plan and Section 409A of the Internal Revenue Code of 1986, as amended.

Each participant’s deferred compensation account will be deemed invested in investment vehicles selected by the participant from a list made available by the Deferred Compensation Plan’s administrator from time to time. These investment alternatives will be substantially identical to the mutual fund offerings available under the Company’s 401(k) plan. The deemed investment accounts represent an unfunded, unsecured promise by the Company to pay such amounts in the future, and do not represent ownership of, or any ownership interest in, any particular assets of the Company. Payments under the Deferred Compensation Plan will be made from the assets of a trust established by the Company as a reserve for benefits payable under the Deferred Compensation Plan. The trust’s assets remain subject to the claims of the Company’s general creditors.

PROPOSAL 1 ELECTION OF DIRECTORS

The following table summarizes the activity within the Deferred Compensation Plan during fiscal 2022 for the Named Executive Officers.

Name	Executive Contributions in Fiscal 2022 ($) (1)	Company Contributions in Fiscal 2022 ($)	Aggregate Earnings (Losses) in Fiscal 2022 ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at August 31, 2022 ($)

Randy A. Wood	100,000	—	—	—	100,000

Brian L. Ketcham	123,397	—	—	—	123,397

Gustavo E. Oberto	4,620	—	(4)	—	4,616

J. Scott Marion	22,852	—	(1)	—	22,851

(1)	The executive contribution amounts included in this table are derived from the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.

(2)

Earnings (losses) are based on investment vehicles selected by the participant from a list made available by the Deferred Compensation Plan’s administrator. These investment alternatives are substantially identical to the mutual fund offerings available under the Company’s 401(k) plan. Earnings (losses) vary based on participant investment elections. These amounts are not included in the Summary Compensation Table because earnings (losses) were not preferential or above market.

Compensation of Directors

In addition to the regular compensation reviews that the Committee conducts for the executive officer compensation program (as discussed in the Compensation Discussion and Analysis), the Committee also evaluates the Company’s compensation program for its Board of Directors. Based substantially upon Meridian’s compensation analysis and in order to continue to closely match the median market compensation paid to directors of similarly situated companies, the Committee recommended that no changes be made to the Board compensation program for fiscal 2022.

For fiscal 2022, non-employee directors of the Company received annual cash retainers of $75,000. In addition, for fiscal 2022, the Chairperson of the Board of Directors received $70,000 for serving in that capacity, the Chairperson of the Audit Committee received $20,000 for serving as such Chairperson, the Chairperson of the Human Resources and Compensation Committee received $15,000 for serving as such Chairperson, and the Chairperson of the Corporate Governance and Nominating Committee received $15,000 for serving as such Chairperson. No additional cash retainers were paid to non-chair Board committee members for committee service. Directors are reimbursed for expenses they incur in attending meetings and are reimbursed for attending continuing education programs up to $5,000 per year or as otherwise approved by the Chairperson of the Board of Directors.

Additionally, for fiscal 2022, each non-employee director received an annual grant of RSUs with an award value of $100,000 with the award being made on the date of the Annual Meeting. The number of RSUs to be awarded is based on the closing price of the Company’s common stock on the grant date, and the RSUs are payable in shares of common stock under the 2015 Long-Term Incentive Plan. Accordingly, on January 4, 2022, each continuing non-employee director received an award of 640 RSUs, all of which vested on November 1, 2022.

For fiscal 2022, new directors who are not employees of the Company would have received a one-time grant of RSUs with an award value equal to the prorated amount of the last annual grant of RSUs based on the amount of time the new director will serve on the Board of Directors until the next annual meeting of stockholders, with the grant being made on the date of their first regular Board meeting as a director. The number of units awarded would equal the prorated amount divided by the closing stock price on the date of grant. These RSUs vest on the earlier of November 1 following the date of grant or the date of the next annual meeting of stockholders.

In December 2014, the Board adopted formal stock ownership guidelines applicable to both senior management and directors. Directors are expected to maintain stock ownership equal to five times the Board annual cash retainer within five years of their election as a director. In addition to shares owned by the directors, outstanding RSUs are counted toward the ownership guideline. With the exception of Messrs. Gokcen and Di Si, who joined the Board in February 2021 and January 2022, respectively, all non-employee directors maintain stock ownership in excess of the Board’s stock ownership guidelines as of November 14, 2022 (based on the 200-day average daily closing price of a share of the Company’s common stock on the NYSE as of such date).

PROPOSAL 1 ELECTION OF DIRECTORS

The following table sets forth the compensation paid to the Company’s directors in fiscal 2022. Mr. Wood also served as a director for the duration of fiscal 2022, but his compensation is discussed within the various tables included within the Compensation Discussion and Analysis contained within this Proxy Statement.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Robert E. Brunner	145,000	100,000	—	—	—	—	245,000

Michael N. Christodolou	75,000	100,000	—	—	—	—	175,000

Pablo Di Si	49,087	100,000	—	—	—	—	149,087

Ibrahim Gokcen	75,000	100,000	—	—	—	—	175,000

Mary A. Lindsey	95,000	100,000	—	—	—	—	195,000

Consuelo E. Madere	90,000	100,000	—	—	—	—	190,000

Michael C. Nahl(2)	25,913	—	—	—	—	—	25,913

David B. Rayburn	90,000	100,000	—	—	—	—	190,000

(1)	These awards consist of RSUs granted in fiscal 2022 under the Company’s 2015 Long-Term Incentive Plan. These RSUs vested on November 1, 2022.

(2)	Mr. Nahl retired from the Board of Directors upon the expiration of his term on January 4, 2022.

Compensation Committee Interlocks and Insider Participation

During fiscal 2022, there were no compensation committee interlocks and no insider participation in compensation decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

PROPOSAL 1 ELECTION OF DIRECTORS

Report of the Audit Committee

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee is comprised of Mary A. Lindsey (as Chairperson), Michael N. Christodolou, Pablo Di Si, Ibrahim Gokcen, and David B. Rayburn, each of whom is an independent director of the Company under the rules adopted by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange.

The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. KPMG LLP (“KPMG”) acts as the Company’s independent registered public accounting firm and they are responsible for conducting an independent audit of the Company’s annual financial statements and effectiveness of internal control over financial reporting in accordance with generally accepted auditing standards and issuing reports on the results of their audits. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended August 31, 2022 with management of the Company and with representatives of KPMG. Our discussions with KPMG also included the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

In addition, the Audit Committee reviewed the independence of KPMG. We have discussed KPMG’s independence with them and have received written disclosures and a letter from KPMG regarding their independence as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence.

Based on the reviews and discussions described above, the Audit Committee has recommended to the full Board of Directors that the audited financial statements of the Company for the year ended August 31, 2022 be included in the Company’s Annual Report on Form 10-K to be filed with the SEC.

Mary A. Lindsey, Chairperson

Michael N. Christodolou

Pablo Di Si

Ibrahim Gokcen

David B. Rayburn

PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 2 Ratification of Appointment of

Independent Registered Public

Accounting Firm

KPMG LLP, the Company’s independent registered public accounting firm since 2001, has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending August 31, 2023. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast virtually or by proxy by persons entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be considered votes cast with respect to ratification of the appointment and will not be counted as votes for or against the ratification.

If stockholders fail to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, the Audit Committee will reconsider whether to retain KPMG LLP, but may ultimately decide to retain them. Any decision to retain KPMG LLP or another independent registered public accounting firm will be made by the Audit Committee and will not be resubmitted to stockholders. In addition, even if stockholders ratify the appointment of KPMG LLP, the Audit Committee retains the right to appoint a different independent registered public accounting firm for fiscal 2023 if it determines that it would be in the Company’s best interests.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2023.

Representatives of KPMG LLP are expected to be present at the virtual Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders present virtually at the Annual Meeting.

Accounting Fees and Services

The following table sets forth the aggregate fees for professional services rendered by KPMG LLP for each of the last two fiscal years:

Category of Fee	Fiscal 2022	Fiscal 2021

Audit Fees(1)	$1,426,200	$1,417,860

Audit-Related Fees(2)	8,000	32,200

Tax Fees	—	—

All Other Fees(3)	1,700	1,780

Total Fees	$1,435,900	$1,451,840

(1)	Audit fees consist of the audit of the Company’s fiscal 2022 and fiscal 2021 annual financial statements and review of the Company’s quarterly financial statements during fiscal 2022 and fiscal 2021.

(2)	Audit-related fees were for review of agreed-upon procedures relating to certain environmental matters in fiscal 2022 and 2021 and an audit of the Company’s employee benefit plan in fiscal 2021.

(3)	All other fees represent the amount paid by the Company for access to an online accounting research portal.

As provided in its Charter, the Audit Committee must pre-approve all services provided to the Company by its independent auditor. The Audit Committee approved all services provided by KPMG LLP to the Company in fiscal 2022 and determined that the services listed above did not adversely affect KPMG LLP’s independence in providing audit services.

PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 3 Advisory Vote on Executive Compensation

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added Section 14A to the Securities Exchange Act of 1934 which requires, among other things, that companies with publicly-traded securities, such as Lindsay Corporation, take a separate non-binding vote at their annual meeting of stockholders to consider a resolution to approve the compensation of their named executive officers as disclosed in the proxy statement for the annual meeting in accordance with Securities and Exchange Commission regulations. To that end, the Board of Directors has submitted the following resolution to be voted on by the Company’s stockholders at the Annual Meeting:

“The stockholders of Lindsay Corporation hereby approve the compensation of the Company’s Named Executive Officers as described in the definitive Proxy Statement relating to the Company’s Fiscal 2023 Annual Meeting of Stockholders, including the sections thereof entitled Executive Compensation and Compensation Discussion and Analysis.”

As described in the Compensation Discussion and Analysis, the overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers who are critical to the Company’s long-term success. It is also the belief of the Board of Directors that executive compensation should be designed to promote both the short-term and long-term goals of the Company and, accordingly, an important component of the Company’s executive compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board and the Human Resources and Compensation Committee have a strong focus on paying for performance, with targeted incentive compensation for Named Executive Officers being over half of their total target compensation. Stockholders are encouraged to carefully review the “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” sections of this Proxy Statement for a detailed discussion of the Company’s executive compensation program.

The vote on the compensation of the Company’s Named Executive Officers is non-binding and does not require the Company to make any specific changes to the compensation of its Named Executive Officers or take any other action if the resolution is not approved by stockholders. However, the Board of Directors values and encourages constructive input from stockholders regarding the Company’s compensation philosophy, policies and practices and believes that stockholder feedback on executive compensation provided by this non-binding vote can provide the Board and the Human Resources and Compensation Committee with useful information on investor sentiment about these important matters. The Board of Directors and the Human Resources and Compensation Committee will review the voting results and, to the extent there is a negative vote on this proposal, the Board of Directors expects to consider a number of steps, including consulting with significant stockholders to better understand the concerns that influenced the vote. The Board and the Human Resources and Compensation Committee intend to consider all constructive feedback obtained through this “say-on-pay” process in making future decisions regarding the compensation of the Company’s Named Executive Officers.

The Company’s stockholders approved the “say on pay” resolution presented at the Company’s Fiscal 2022 Annual Meeting of Stockholders with a vote of approximately 96% of the votes cast on the proposal. The Human Resources and Compensation Committee believes the results of the Fiscal 2022 “say on pay” vote were a confirmation that the stockholders were in general agreement with the Human Resources and Compensation Committee’s compensation philosophy.

The proposal to approve the resolution regarding the compensation of the Named Executive Officers will be deemed to be approved if a greater number of votes cast by persons entitled to vote at the Annual Meeting are voted in favor of the resolution than are voted against the resolution. Consequently, abstentions and broker non-votes will have no effect on the outcome of the vote on this resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 ADVISORY VOTE ON FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION (AKA “SAY ON PAY” PROPOSALS)

Proposal 4 Advisory Vote on Frequency

of Holding Future Advisory Votes on

Executive Compensation (Aka “Say on

Pay” Proposals)

Section 14A to the Securities Exchange Act of 1934 requires companies with publicly traded securities to hold a separate non-binding stockholder vote at least once every six years on whether a stockholder vote to approve the compensation of Named Executive Officers of the type described in Proposal 3 above should be held every year, every two years or every three years. The Company is required to take a non-binding vote on this question at the Annual Meeting. The vote on this proposal is being presented to our stockholders at the Annual Meeting in a manner that allows them to vote in the alternative for holding a vote on executive compensation every year, every two years or every three years. Stockholders also have the option to abstain from voting on this proposal. Although the Board of Directors is recommending that this vote be held every year, stockholders are not voting on whether to approve or disapprove the Board’s recommendation.

Although the vote on this proposal is non-binding and does not require the Company to make any changes to the frequency of the advisory vote on the compensation of Named Executive Officers, the Board of Directors intends to implement the voting frequency which receives the largest number of affirmative votes cast at the Annual Meeting. In determining the outcome of the non-binding vote on the frequency of voting to approve executive compensation, broker non-votes and blank proxy cards will have the same effect as an abstention and, accordingly, will not affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO HOLD A VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS EVERY YEAR.

SUBMISSION OF STOCKHOLDER PROPOSALS

Submission of Stockholder Proposals

Only stockholders of record as of November 14, 2022 are entitled to bring business before the Annual Meeting or make nominations for directors. Stockholder proposals submitted for presentation at the Annual Meeting must have been received by the Secretary of the Company at its home office no earlier than September 6, 2022 and no later than October 6, 2022 (the “Notice Period”). Stockholder proposals submitted for presentation at the Annual Meeting received before or after the Notice Period will be considered untimely. Such proposals must set forth (i) as to each matter such stockholder proposes to bring before the Annual Meeting (x) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (y) any material interest of any Proposing Person (as defined below) in the proposed business; and (ii) as to such stockholder and any other Proposing Person (w) the name and address of such Proposing Person, (x) the class and number of shares of the Company’s capital stock that are beneficially owned, directly or indirectly, by each such Proposing Person, (y) a brief description of any proxy, contract, arrangement, understanding or relationship pursuant to which any Proposing Party, either directly or acting in concert with another party or parties, has a right to vote any shares of capital stock of the Company, and (z) a brief description of any contract, arrangement or understanding with respect to the proposed business to which any Proposing Person is a party (collectively, the “Required Information”).

For purposes of providing a notice pursuant to the foregoing paragraph, or nominating a director pursuant to the following paragraph, Section 2.11(d) of the Company’s By-Laws provides that “Proposing Person” means (a) any stockholder who submits a notice to the Secretary of the Company pursuant to Section 2.11(a) and/or, with respect to the nomination of directors, Section 2.11(c) of the Company’s By-Laws, (b) the beneficial owner or owners, if any, on whose behalf any such notice is submitted, (c) any party or parties acting in concert with such stockholder in connection with the business proposed and/or the person or persons nominated for election or re-election to the Board of Directors, and (d) any party or parties directly or indirectly controlling, controlled by, or under common control with any of the foregoing.

Nominations for directors may be submitted by stockholders by delivery of such nominations in writing to the Secretary of the Company during the Notice Period. Such nominations must set forth the Required Information above, except that in lieu of the information called for in part (z) above, the Required Information for a nomination shall instead include a brief description of any contract, arrangement or understanding with respect to any proposed nominee or nominees to which any Proposing Person is a party.

In order to be included in the Company’s Proxy Statement and form of proxy relating to next year’s Annual Meeting, stockholder proposals must be submitted by July 25, 2023 to the Secretary of the Company at its principal executive offices. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended. Pursuant to Section 2.11 of the Company’s By-Laws, nominations for directors or stockholder proposals submitted for presentation at next year’s Annual Meeting (other than proposals submitted for inclusion in the Company’s Proxy Statement and form of proxy) must have been received by the Secretary of the Company at its principal executive offices no earlier than September 12, 2023 and no later than October 12, 2023. Any such nominations or proposals must be in accordance with the requirements and procedures outlined in the Company’s By-Laws and summarized above in this section.

OTHER MATTERS

OTHER MATTERS

Management does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than management, intend to present at the Annual Meeting. The proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter properly presented for consideration at the Annual Meeting if the Company did not receive written notice of the matter on or before October 6, 2022.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may also be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. In addition, the Company will supply banks, brokers, dealers and other custodians, nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company’s common stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

Stockholders and other interested parties may communicate with the Chairperson of the Board of Directors, the Chairperson of the Audit Committee, Human Resources and Compensation Committee, or Corporate Governance and Nominating Committee, or any individual director by sending a letter to the attention of the appropriate person (which may be marked as confidential) addressed to the Secretary of the Company. All communications received by the Secretary will be forwarded to the appropriate Board member. In addition, it is the policy of the Board of Directors that the Company’s directors shall attend and will generally be available to take questions from stockholders at the virtual Annual Meeting of Stockholders, whenever possible. All Board members attended last year’s Annual Meeting.

The Company’s Annual Report, including the Form 10-K and financial statements filed by the Company with the Securities and Exchange Commission, is being made available, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, the Annual Report is not to be considered part of this proxy solicitation material.

By Order of the Board of Directors

/s/ ERIC R. ARNESON
Eric R. Arneson, Secretary

Omaha, Nebraska
November 22, 2022

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 9, 2023 for shares held directly and by 11:59 p.m. Eastern Time on January 5, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/LNN2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 9, 2023 for shares held directly and by 11:59 p.m. Eastern Time on January 5, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D92821-P80792	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LINDSAY CORPORATION The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 and Recommends a Vote of 1 YEAR for Item 4.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of directors for term to expire at the Fiscal 2026 Annual Meeting of Stockholders:	☐	☐	☐

Nominees: 01) Michael N. Christodolou 02) Ibrahim Gokcen 03) David B. Rayburn
						For	Against	Abstain

2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2023						☐	☐	☐

3. Non-binding vote on resolution to approve the compensation of the Company’s named executive officers.						☐	☐	☐

					1 Year	2 Year	3 Year	Abstain

4. T Non-binding vote on whether a non-binding stockholder vote to approve the compensation of the Company’s named executive officers should be held every year, every second year, or every third year.					☐	☐	☐	☐

5. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof which management did not have written notice of on October 6, 2022.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

LINDSAY CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, January 10, 2023

8:30 a.m. CST

www.virtualshareholdermeeting.com/LNN2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2022 Annual Report are available at www.proxyvote.com.

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D92822-P80792

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LINDSAY CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 10, 2023 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints Brian L. Ketcham and Eric R. Arneson, and each of them individually, as the undersigned’s proxies and agents, with full powers of substitution, and hereby authorizes each to represent the undersigned at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held virtually via a live webcast at www.virtualshareholdermeeting.com/LNN2023, on Tuesday, January 10, 2023, at 8:30 a.m., Central Standard Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting. Should the undersigned want to vote at the Annual Meeting or at any adjournment thereof, the undersigned may revoke this proxy by attending the meeting with their control number. The undersigned hereby acknowledges receipt of or access to the Proxy Statement for the Annual Meeting and the Company’s 2022 Annual Report to Stockholders prior to the signing of this proxy.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AND FOR APPROVAL OF A ONE-YEAR FREQUENCY FOR HOLDING NON-BINDING VOTES ON THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card

Continued and to be signed on reverse side